UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Schedule 14A Information

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Autoliv, Inc.
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March 23, 2015

Dear Stockholder,

It is my pleasure to invite you to the 2015 Annual Meeting of Stockholders of Autoliv, Inc. to be held on Tuesday, May 5, 2015 at The Langham, Chicago, 330 North Wabash Avenue, Chicago, Illinois, 60611, commencing at 9:00 a.m. local time.

Information regarding the matters to be voted upon at this year’s Annual Meeting is attached in the Notice of Annual Meeting of Stockholders and this Proxy Statement.

It is important that your shares are represented at the Annual Meeting. Therefore, please provide your proxy by following the instructions provided in this Proxy Statement and on the Notice of Internet Availability of Proxy Materials. This way, your shares will be voted as you direct even if you cannot attend the Annual Meeting.

A public news release announcing voting results will be published after the Annual Meeting.

The Autoliv, Inc. Annual Report for the fiscal year ended December 31, 2014 is being made available to stockholders with this Proxy Statement. These documents are available at www.autoliv.com.

On behalf of the entire board of directors, we look forward to seeing you at the Annual Meeting.

Sincerely,

Jan Carlson
Chairman of the Board of Directors,
President and Chief Executive Officer

AUTOLIV, INC.

Box 70381 SE-107 24

Stockholm, Sweden

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 5, 2015

TO THE STOCKHOLDERS OF AUTOLIV, INC.,

NOTICE IS HEREBY GIVEN that the 2015 Annual Meeting of Stockholders of Autoliv, Inc. (“Autoliv” or the “Company”) will be held on Tuesday, May 5, 2015 commencing at 9:00 a.m. local time at The Langham, Chicago, 330 North Wabash Avenue, Chicago, Illinois, 60611, to consider and vote upon:

1.	Election of six directors to the Board of Directors of Autoliv for a term of office expiring on the date of the Annual Meeting of Stockholders in 2016 (see page 4 of the accompanying Proxy Statement).

2.	An advisory resolution to approve the compensation of the Company’s named executive officers (see page 50 of the accompanying Proxy Statement).

3.	Ratification of the appointment of Ernst & Young AB as the Company’s independent auditors for the fiscal year ending December 31, 2015 (see page 50 of the accompanying Proxy Statement).

4.	Any other business that may properly come before the Annual Meeting or any continuation, postponement or adjournment thereof.

The Board of Directors has fixed the close of business on March 9, 2015 as the record date for the Annual Meeting. All stockholders of record at the close of business on that date are entitled to notice of, and to be present and vote at, the Annual Meeting and at any continuation thereof.

Attendance at the Annual Meeting will be limited to stockholders of record, beneficial owners of Company common stock entitled to vote at the Annual Meeting having evidence of ownership, a maximum of one authorized representative of an absent stockholder, and invited guests of management. Any person claiming to be an authorized representative of a stockholder must, upon request, produce written evidence of such authorization.

The meeting will be conducted pursuant to the Company’s Second Restated By-Laws and rules of order prescribed by the Chairman of the Annual Meeting.

By order of the Board of Directors of Autoliv, Inc.:

Fredrik Peyron Group Vice President for Legal Affairs, General Counsel and Secretary

- i -

- ii -

2015 PROXY STATEMENT AT A GLANCE

The following executive summary is intended to provide a broad overview of the items that you will find elsewhere in this Proxy Statement. As this is only a summary, we encourage you to read the entire Proxy Statement for more information about these topics prior to voting.

Annual Meeting of Stockholders

Time and Date:	Tuesday, May 5, 2015; 9:00 a.m. local time
Location:	The Langham, Chicago, 330 North Wabash Avenue, Chicago, Illinois, 60611
Record Date:	Stockholders as of March 9, 2015 are entitled to vote.
Admission:	Please see the instructions on page 1 of this Proxy Statement.

Meeting Agenda and Voting Matters
Proposal	Board’s Voting Recommendation	Page References
1. Election of Directors	FOR EACH NOMINEE	4
2. Advisory Vote To Approve Executive Compensation	FOR	50
3. Ratification of Independent Auditors	FOR	50

– PROPOSAL 1 –

Directors of the Company
Name	Age	Director Since	Current Term Expires	Independent	Committees	Other Current Public Co. Boards
Director Nominees for Election (Proposal No. 1)
Aicha Evans	46	2015	2015	Yes	-	0
David E. Kepler	62	2015	2015	Yes	-	2
Xioazhi Liu	59	2011	2015	Yes	NCG, CPC	1
George A. Lorch	73	2003	2015	Yes	NCG (Chair), CC	3
Kazuhiko Sakamoto	69	2007	2015	Yes	CPC (Chair), NCG	0
Wolfgang Ziebart	65	-	-	Yes	-	2
Directors with Continuing Terms
Robert W. Alspaugh	68	2006	2016	Yes	AC (Chair), CPC	2
Franz-Josef Kortüm	64	2014	2016	Yes	AC, CC	1
Jan Carlson	54	2007	2017	No	-	2
James M. Ringler	69	2002	2017	Yes	CC (Chair), AC	4

AC: Audit Committee	CC: Compensation Committee
NCG: Nominating and Corporate Governance Committee	CPC: Compliance Committee

The Company amended its Certificate of Incorporation in May 2014 to declassify the Board and provide for the annual election of directors. The amendments phase-in the declassification and by 2017, all directors will be elected for one-year terms.

Attendance:	Each director serving in 2014 attended at least 91% of the aggregate number of Board and applicable Committee meetings in 2014.

Governance Highlights:

•    8 Independent Directors

•    Independent Lead Director of the Board

•    Recent Declassification of the Board

•    Diverse Board in Terms of Gender, Ethnicity, Experience and Skills

•    Regular Board and Committee Self-Evaluations

•    Stock Ownership Guidelines for Directors and Executive Officers

•    Active Stockholder Engagement

•    Risk Oversight by Full Board and Committees

•      Company Policy Against Hedging, Short-Selling and Pledging by Executives

– PROPOSAL 2 –

Advisory Vote to Approve Executive Compensation

We are requesting that our stockholders approve, on an advisory basis, the compensation of the Named Executive Officers as disclosed in this Proxy Statement. This proposal was supported by approximately 86.6%, 76.5% and 76% of the votes cast in each of 2014, 2013 and 2012, respectively. Please see the Compensation Discussion and Analysis, Summary Compensation Table and other tables and disclosures beginning on page 22 of this Proxy Statement for a full discussion of our executive compensation program.

2014 Compensation Decisions

The table below highlights the 2014 total direct compensation for each Named Executive Officer(1).

NEO	Base Salary ($)(2)	Annual Bonus ($)(2)	Stock Options ($)	RSUs ($)
Jan Carlson	1,202,299	598,745	239,951	408,169
Mats Wallin	508,297	162,181	92,788	157,867
George Chang	595,541	222,434	79,671	135,555
Steven Fredin	526,000	196,461	79,671	135,555
Jonas Nilsson	387,240	144,634(3)	79,671	135,555

(1)	With the exception of Mr. Adamson, who ceased performing services as our Vice President Human Resources as of August 31, 2014.

(2)	For currency exchange rates used, see footnote 1 to the Summary Compensation Table on page 37 of this Proxy Statement.

(3)	Mr. Nilsson also received a signing bonus of $236,824.

Compensation Governance Highlights

•	The Compensation Committee is composed solely of independent directors.

•

The Company amended its Certificate of Incorporation in May 2014 to declassify the board and provide for the annual election of directors. The amendments phase-in the declassification and by 2017, all directors will be elected for one-year terms.

•	We have stock ownership guidelines for our executive officers, including the named executive officers, and our independent directors.

•	The Compensation Committee reviews tally sheets in connection with making compensation decisions.

•	We do not provide U.S. tax code Section 280G excise tax “gross ups”.

•	The 1997 Plan prohibits the repricing of stock options without stockholder approval.
•

We have a compensation recoupment policy that complies with and goes beyond the parameters described in the Dodd-Frank Act, requiring current and former executives to return incentive compensation that is subsequently determined not to have been earned.

•	The exercise price of options granted under the 1997 Plan is never less than the closing price of our common stock on the date of grant.

•	Severance agreements for executives hired in 2011 and beyond have and will include double-trigger change-in-control severance benefits, rather than modified single-trigger arrangements.

•	The change in control definition contained in the 1997 Plan is not a “liberal” definition that would be activated on mere stockholder approval of a transaction.

– PROPOSAL 3 –

Ratification of Appointment of Independent Auditors
Type of Fees	2014	2013
Audit Fees	$7,335,000	$7,054,000
Audit-Related Fees	$135,000	$209,000
Tax Fees	$0.00	$0.00
All Other Fees	$0.00	$0.00
Total	$7,470,000	$7,263,000

AUTOLIV, INC.

Box 70381 SE-107 24

Stockholm, Sweden

PROXY STATEMENT

INFORMATION CONCERNING VOTING AND SOLICITATION

Availability of Proxy Materials on the Internet

Our Board of Directors (the “Board”) has made this Proxy Statement and the Company’s Annual Report for the year ended December 31, 2014 available to you on the Internet or, upon your request, has delivered printed versions of these materials to you by mail, in connection with the Board’s solicitation of proxies for use at our Annual Meeting of Stockholders, to be held on Tuesday, May 5, 2015 commencing at 9:00 a.m. local time at The Langham, Chicago, 330 North Wabash Avenue, Chicago, Illinois, 60611, and at any adjournment thereof (the “2015 Annual Meeting” or the “Annual Meeting”).

General

The date of this Proxy Statement is March 23, 2015, the approximate date on which this Proxy Statement and proxy card are first being made available on the Internet to stockholders entitled to vote at the Annual Meeting. The Annual Report for the fiscal year ended December 31, 2014 was first made available on February 19, 2015.

Who Can Vote

You are entitled to vote at the Annual Meeting if you were a stockholder of record of our common stock as of the close of business on March 9, 2015 (the “Record Date”). Your shares may be voted at the Annual Meeting only if you are present in person or represented by a valid proxy.

Shares Outstanding and Quorum

At the close of business on the Record Date, 88,304,755 shares of our common stock were outstanding and entitled to vote and no shares of our preferred stock were outstanding. A majority of the shares of our common stock outstanding on the Record Date, present in person or represented by proxy, will constitute a quorum at the Annual Meeting.

How to Vote

If you are a stockholder of record, you may vote by proxy on the Internet or by telephone by following the instructions provided in the Notice of Internet Availability of Proxy Materials sent to you. If you requested printed copies of the proxy materials by mail, or have a printed proxy card, you may also vote by completing and mailing a printed proxy card. You may also vote in person at the Annual Meeting.

If you are a beneficial owner of shares held in a “street name,” please refer to the instructions provided by your bank, broker or other nominee for voting your shares. If you wish to vote in person at the Annual Meeting, you must obtain a valid proxy from the organization that holds your shares and have proof of ownership of our common stock as of the Record Date.

How Your Shares Will Be Voted

The shares represented by all properly executed and unrevoked proxies received in proper form in time for the Annual Meeting will be voted. Each stockholder is entitled to one vote for each share of common stock held on the Record Date. Our stockholders do not have cumulative voting rights. If you properly complete your proxy card and send it to the Company in time to vote, or submit your proxy electronically by Internet or telephone before voting closes, your proxy (one of the individuals named in the proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the Board: (i) to elect the director nominees listed in “Election of Directors,” (ii) to approve the compensation of the Company’s named executive officers and (iii) for the ratification of the appointment of Ernst & Young AB as the Company’s independent auditors.

Voting on Matters Not in Proxy Statement

If any other matter is presented, your proxy will vote in accordance with his or her best judgment, which will allow for your proxy to address unforeseen matters that may arise as well as matters incident to the conduct of the Annual Meeting, to the extent permitted by applicable law and the listing rules of the New York Stock Exchange (the “NYSE”). Note, however, that your proxy’s ability to exercise discretionary voting authority under the proxy rules of the U.S. Securities and Exchange Commission (“SEC”) is limited to certain enumerated matters. Because of the Company’s advance notice requirements in its Second Restated By-Laws (the “By-Laws”), discretionary authority would likely only be used for ministerial matters at the Annual Meeting. As of the date of this Proxy Statement, the Company is not aware of any other matters to be acted on at the Annual Meeting other than those matters described in this Proxy Statement.

Revoking Proxies or Changing Your Vote

You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. You may change your vote on a later date via the Internet or by telephone (in which case only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted), by signing and returning a new proxy card or vote instruction form with a later date, or by attending the Annual Meeting and voting in person. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you properly vote at the Annual Meeting or specifically request that your prior proxy be revoked by delivering a written notice of revocation prior to the Annual Meeting.

Voting Rights of Holders of SDRs

Holders of Autoliv’s Swedish Depository Receipts (“SDRs”) are entitled to vote the shares of common stock of the Company underlying the SDRs at the 2015 Annual Meeting as if they directly held the common stock of the Company. However, under the General Terms and Conditions of the SDRs, if holders of SDRs do not attend and represent their shares at the Annual Meeting in person or give instructions as to the exercise of their voting rights to the custodian, Skandinaviska Enskilda Banken AB (publ) (“SEB”), they are deemed to have instructed SEB to give a proxy to a person designated by the Company to vote their shares in the same proportion as all other shares that are being voted at the Annual Meeting. However, no such instruction from the holders of SDRs to SEB shall be deemed given to any merger, consolidation or any other matter which may affect substantially the rights or privileges of the holders of SDRs or with respect to any matter where giving such instructions and/or discretionary proxy would not be legally permitted.

Non-Voting Shares, Abstentions and Broker “Non-Votes”

Shares held by persons attending the Annual Meeting but not voting, shares represented by proxies that reflect abstentions as to a particular proposal and broker “non-votes” will be counted as present for purposes of determining a quorum. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner has not received voting instructions from the beneficial owner and does not have discretionary authority to vote the shares. Brokers do not have discretionary authority to vote on Items 1 and 2 set forth below. Brokers generally have discretionary authority to vote on Item 3 set forth below.

Vote Required to Approve Each Proposal at the Annual Meeting

The following summary describes the vote required to approve each of the proposals at the Annual Meeting.

Item 1:	Directors will be elected by a plurality of the votes of the shares present or represented by proxy at the Annual Meeting and entitled to vote thereat. However, pursuant to the Autoliv, Inc. Corporate Governance Guidelines, if a director nominee in an uncontested election fails to receive the approval of a majority of the votes cast on his or her election by the stockholders, the nominee shall promptly offer his or her resignation to the Board for consideration. A committee consisting of the Board’s independent directors (which will specifically exclude any director who is required to offer his or her resignation) shall consider all relevant factors and decide on behalf of the Board the action to be taken with respect to such offered resignation and will determine whether to accept or reject the resignation. The Company will publicly disclose the Board’s decision with regard to any resignation offered under these circumstances with an explanation of how the decision was reached, including, if applicable, the reasons for rejecting the offered resignation. Votes withheld as to one or more nominees will not be counted as votes cast for such individuals but will be counted for the purposes of establishing a quorum.

Item 2:	The non-binding resolution to approve the compensation of the Company’s named executive officers as disclosed in this Proxy Statement requires the affirmative vote of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote thereat. Abstentions will have the effect of votes against the proposal. Broker non-votes will have no effect in determining the outcome of the proposal.

Item 3:	The ratification of the selection of Ernst & Young AB requires the affirmative vote of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote thereat. Abstentions will have the effect of votes against the ratification. Although brokers have discretionary authority to vote on the ratification, if a broker submits a non-vote, it will not be counted for purposes of the ratification but will be counted for the purposes of establishing a quorum.

Any other proposal brought before the Annual Meeting (if any) will be decided by a majority of votes represented in person or by proxy at the Annual Meeting and entitled to vote on the matter. Consequently, abstentions will have the effect of votes against the matter and broker non-votes will not be counted in determining the outcome of the matter.

Principal Executive Offices

The Company’s mailing address is Box 70381, SE-107 24 Stockholm, Sweden, and its principal executive offices are located at Vasagatan 11, 7th Floor, Stockholm, Sweden, SE-111 20 and Klarabergsviadukten 70, Section C, 6th floor, Stockholm, Sweden SE-111 20. The Company’s telephone number is +46 8 587 20 600.

Solicitation of Proxies

The Company is soliciting the proxy and will bear the cost of the solicitation of proxies. In addition to solicitation over the Internet and by mail, the Company will reimburse banks, brokers and other custodians, nominees and fiduciaries for reasonable expenses incurred in forwarding proxy materials to beneficial owners of our stock and obtaining their proxies. Certain directors, officers and other employees of the Company, not specifically employed for this purpose, may solicit proxies, without additional remuneration, by personal interview, mail, telephone, facsimile or electronic mail. In addition, the Company has retained Georgeson Inc. to assist in the solicitation of proxies for a fee of $14,500 plus expenses and Euroclear Sweden AB for a fee of SEK 160,000, or approximately $20,500, plus expenses.

ITEM 1 - ELECTION OF DIRECTORS

The By-Laws provide that the size of the Board shall be fixed from time to time exclusively by the Board. The Board has currently fixed the size of the Board at nine. In accordance with the By-laws, the Board has adopted a resolution to increase the number of directors on the Board to ten, effective immediately prior to the opening of the polls for the election of directors at the 2015 Annual Meeting. The Board is divided into three classes (one class of six members (as of the opening of the polls at the 2015 Annual Meeting) and two classes of two members each). In previous years, directors in each class have been elected for three-year terms on a rotating basis at the annual meeting of stockholders at which the term for their class expires. However, at the 2014 annual meeting of stockholders, stockholders approved amendments to the Company’s Certificate of Incorporation to declassify the Board and provide for the annual election of all directors. These amendments phase-in the declassification of the Board over a three-year period. Beginning with the 2015 Annual Meeting, directors will be elected to serve one-year terms and by the 2017 annual meeting of stockholders, the entire Board will be elected annually by stockholders.

Ms. Aicha Evans, Dr. Xiaozhi Liu and Messrs. David E. Kepler, George A. Lorch and Kazuhiko Sakamoto, whose present terms will expire at the time of the Annual Meeting, are nominees for election at the 2015 Annual Meeting. Dr. Wolfgang Ziebart has also been nominated by the Board to be elected at the 2015 Annual Meeting. If elected, all of the above nominees would serve until the 2016 annual meeting of stockholders and until his or her successor is elected and qualified, or until his or her earlier retirement, resignation, disqualification, removal or death.

If any nominee should become unavailable for election prior to the Annual Meeting, an event that currently is not anticipated by the Board, the proxies will be voted in favor of the election of a substitute nominee or nominees proposed by the Board or the number of directors may be reduced accordingly. Each nominee has agreed to serve if elected, and the Board has no reason to believe that any nominee will be unable to serve.

Below is a summary presentation of each director nominated for election at the Annual Meeting or continuing in office until the 2016 or 2017 annual meeting of stockholders.

Nominees for Directors at the 2015 Annual Meeting

Aicha Evans, age 46, has been a director of Autoliv since February 2015. Ms. Evans is currently Corporate Vice President of the Platform Engineering Group and General Manager of the Wireless Platform Research and Development Group at Intel Corporation. In this role, she is responsible for driving platform engineering for multi-comm products and platforms, including modems, RF, Wi-Fi, GPS, Bluetooth, NFC, FM, LTE, WLAN/WWAN as well as emerging wireless technologies. Previously, she was the general manager of the Intel Mobile Wireless Group where she managed the engineering, software, hardware, strategic planning, and product test teams responsible for providing wireless connectivity ingredients and solutions for all Intel platforms. Prior to Intel, Evans spent 10 years in various engineering management positions at Rockwell Semiconductors, Conexant and Skyworks. Ms. Evans received a bachelor’s degree in computer engineering from The George Washington University.

The Board believes that Ms. Evans’ brings to the Board valuable experience gained through service in senior management positions in a number of technology and software companies and extensive knowledge of the technology industry. Her skills and knowledge support her re-election to the Board.

David E. Kepler, age 62, has been a director of Autoliv since February 2015. Mr. Kepler was an Executive Vice President of the Dow Chemical Company from March 2008 through January 2015, and in this position held the role of Chief Sustainability Officer and Chief Information Officer. Mr. Kepler joined Dow in 1975, and was appointed its Vice President and CIO in 1998, Corporate Vice President in 2001, assumed responsibility for Business Services in 2004, and was appointed Senior Vice President in 2006. He has also been a member of the board of directors of TD Bank Group since November 2007. Mr. Kepler is appointed to the U.S. National Infrastructure Advisory Council that advises the President on the protection of critical infrastructure and homeland security issues. He serves as a trustee of the University of California Berkeley and is the board chairman of the Mid-Michigan Innovation Center. Mr. Kepler graduated from the University of California, Berkeley with a bachelor’s degree in Chemical Engineering.

The Board believes that Mr. Kepler’s executive experience as the chief information officer of a global company with additional expertise in corporate sustainability initiatives, risk management and business services operations, and stature as a recognized leader in the area of cyber-security are all qualities that support his re-election to the Board.

Xiaozhi Liu, age 59, has been a director of Autoliv since November 2011 and is a member of the Compliance Committee and Nominating and Corporate Governance Committee. Dr. Liu began her career in the automotive industry in General Motor’s (“GM”) Delphi operations and has since worked in various executive positions in Germany, China and the U.S., where she rose to the position of Director of Electronics, Controls & Software for GM in Detroit, Chief Engineer and Chief Technology Officer of GM in China and Chairman and Chief Executive Officer of General Motors Taiwan. Between 2005 and 2006, she was Chief Executive Officer and Vice Chairman of Fuyao Glass Industry Group Co. Ltd., a public company listed in Shanghai, and was elected as an independent director of Fuyao Glass Industry Group in October 2013. In 2007, she became the President and Chief Executive Officer of NeoTek China, a supplier of automotive chassis and transmission parts, and served as Chairman of the company’s Board of Directors from 2008 through 2011. In 2009, she founded, and is Chief Executive Officer of, her own company, ASL Automobile Science & Technology (Shanghai) Co., Ltd., which introduces and implements globally advanced technologies to Chinese companies. She has a Ph.D. and master’s degree in Chemical Engineering and Electrical Engineering from the German Friedrich-Alexander Universität in Erlangen, Nurembourg and a bachelor’s degree in Electrical Engineering from the Chinese Jiaotong University in Xian.

The Board believes that Dr. Liu’s brings a unique and valuable set of skills to the Board, based on a combination of her global experience in engineering and technology in Asia, North America and Europe with her extensive management experience in the automotive industry. Dr. Liu’s knowledge and experience supports her re-election to the Board.

George A. Lorch, age 73, has been a director of Autoliv since June 2003 and is the Chairman of the Nominating and Corporate Governance Committee and a member of the Compensation Committee. Mr. Lorch has been Chairman Emeritus of Armstrong Holdings, Inc., a global manufacturer of flooring and ceiling materials, since 2000, having served as Chairman and Chief Executive Officer and in other executive capacities with Armstrong Holdings, Inc. and its predecessor, Armstrong World Industries, Inc., from 1993 to 2000. He was also a director of Williams Companies, Inc. from 2001 until 2011. Mr. Lorch serves on the Board of Directors of Pfizer, Inc., where he has been Lead Independent Director since December 2011, served as its Non-Executive Chairman from December 2010 to December 2011, and has been a director since 2000. Mr. Lorch also serves on the Boards of Directors of WPX Energy, Inc. and Masonite International Corporation. Mr. Lorch holds a Bachelor of Science degree in Business Administration from the Virginia Polytechnic Institute.

The Board believes that Mr. Lorch brings a breadth of executive and global business skills and experience to the Board, gained over his many years in operations, sales and marketing and his service as a director of companies in a range of industries. These skills and experiences support Mr. Lorch’s re-election to the Board.

Kazuhiko Sakamoto, age 69, has been a director of Autoliv since August 2007 and is the Chairman of the Compliance Committee and a member of the Nominating and Corporate Governance Committee. Since 2012 Mr. Sakamoto has been an advisor at Pasona Inc., a leading human resources provider in Japan. Mr. Sakamoto was previously a Counselor of Marubeni Construction Material Lease Co. Ltd., a company affiliated with Marubeni Corporation, which is one of Japan’s leading general trading houses, operating import, export, offshore trading and investment activities in various business fields. He was Senior Executive Vice President of Marubeni Corp. from 2006 through 2008. During his nearly 40-year career with Marubeni Corporation, Mr. Sakamoto has held several key positions such as President and Chief Executive Officer of Marubeni America Cooperation. Mr. Sakamoto previously served on the Boards of Directors of Marubeni-Itochu Steel Inc. and Helena Chemical Company. He graduated from the Keio University in 1968 and attended the Harvard University Research Institute for International Affairs in 1991-1992.

The Board believes that Mr. Sakamoto’s extensive business experience in both Asia and North America brings a unique perspective and valuable set of skills that support Mr. Sakamoto’s re-election to the Board.

Wolfgang Ziebart, age 65, was a director of Autoliv from December 2008 through August 2013, at which time he resigned in order to focus on a new position with Jaguar Land Rover, a multinational automotive company, as Director Group Engineering. At the time of his departure from Autoliv he was a member of the Audit Committee and Chairman of the Compliance and Nominating and Corporate Governance Committees of the Board. Dr. Ziebart had a distinguished career within BMW beginning in 1977 which took him to the Board of Management, where he was responsible for R&D and Purchasing. In 2000, he became a Member of the Management Board of Continental AG, a major automotive supplier listed on the Frankfurt Stock Exchange. Between 2004 and 2008, he was President and CEO of Infineon Technologies AG, a global semiconductor and system solutions provider listed on the Frankfurt Stock Exchange. Dr. Ziebart is presently employed by Jaguar Land Rover as head of Group Engineering until March 31, 2015, at which time he will be employed in a consulting role related to vehicle development. Dr. Ziebart also serves on the Board of Directors of ASML and is the Chairman of the Supervisory Board of Nordex SE. Dr. Ziebart holds a doctorate degree in mechanical engineering from the Technical University of Munich.

Dr. Ziebart’s extensive knowledge of the automotive industry gained through his years of experience, including his particular experience and skills with engineering and development, supports his election to the Board.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE SIX NAMED

NOMINEES FOR DIRECTORS

Directors Continuing in Office With Terms Expiring at the 2016 Annual Meeting

Robert W. Alspaugh, age 68, has been a director of Autoliv since June 2006 and is the Chairman of the Audit Committee and a member of the Compliance Committee. Prior to becoming a director of Autoliv, Mr. Alspaugh had a 36-year career with KPMG, including serving as the senior auditor for a diverse array of companies across a broad range of industries. He has worked with global companies both in Europe and Japan, as well as with those headquartered in the United States. Between 2002 and 2005, when he served as Chief Executive Officer of KPMG International, he was responsible for implementing the strategy of this global organization, which includes member firms in nearly 150 countries with more than 100,000 employees. Prior to this position, he served as Deputy Chairman and Chief Operating Officer of KPMG’s U.S. practice. Mr. Alspaugh also serves on the Boards of Directors of Ball Corporation and Verifone Systems, Inc., both public companies, and DSGI Technologies, Inc., and Triton Containers, both private companies. He graduated summa cum laude from Baylor University, Texas, in 1970.

The Board believes Mr. Alspaugh’s technical skills and record of achievement gained through his many years of experience working within the global business community support his continued membership on the Board.

Franz-Josef Kortüm, age 64, has been a director of Autoliv since March 2014 and is a member of the Audit Committee and Compensation Committee. Prior to joining Autoliv, Mr. Kortüm was Chief Executive Officer of Webasto SE, a producer of automobile roof systems and climate control systems for automobiles, boats and other vehicles, from 1998 to 2012, after joining the company in 1994. Mr. Kortüm was Chief Executive Officer of Audi AG from 1993 to 1994 and, prior to joining Audi, had a 16 year career with what is today Daimler AG in a variety of positions. In addition to his extensive management experience, Mr. Kortüm has served as Vice Chairman of the Supervisory Board of Webasto since 2013, as a Member of the Advisory Board of Brose Fahrzeugteile GmbH & Co. KG since 2005 and as its Chairman since 2013, as a Member of the Supervisory Board of Wacker Chemie since 2003, and as a Member of the Supervisory Board of Schaeffler AG from 2010 to March 2014. From 2004 to 2012 Mr. Kortüm was a Member of the Managing Board of the VDA (German Association of the Automotive Industry). Mr. Kortüm has an MBA-equivalent degree in Business Administration from the Universität Regensburg in Germany.

The Board believes that Mr. Kortüm’s brings a breadth of knowledge and skills related to the automotive industry to our Board. In addition, his corporate governance experience gained through his service on other boards support his continued membership on the Board.

Directors Continuing in Office With Terms Expiring at the 2017 Annual Meeting

Jan Carlson, age 54, was appointed a director of Autoliv in May 2007 after becoming President and Chief Executive Officer of Autoliv on April 1, 2007, and has been Chairman of the Board since May 2014. Mr. Carlson joined Autoliv in 1999 as President of Autoliv Electronics and held that position until April 2005, when he became Vice President of Engineering of Autoliv and a member of the Company’s Executive Committee. Since July 2010, Mr. Carlson has served on the Board of Directors and Compensation Committee of BorgWarner Inc., a product leader in highly engineered components and systems for vehicle powertrain applications worldwide. Since 2010, Mr. Carlson has also served on the board of Teknikföretagen, the Association of Swedish Engineering Industries. In addition, Mr. Carlson was elected to the board of Trelleborg AB in April 2013. Prior to joining Autoliv, Mr. Carlson was President of Saab Combitech, a division within the Saab aircraft group specializing in commercializing military technologies. Mr. Carlson has a Master of Science degree in Physical Engineering from the University of Linköping in Sweden.

The Board believes that through his many years of experience with Autoliv, including his current role as President and Chief Executive Officer, Mr. Carlson brings an extensive knowledge of the Company, its operations, business and industry to the Board, which support his continued membership on the Board.

James M. Ringler, age 69, has been a director of Autoliv since January 2002 and is the Chairman of the Compensation Committee and a member of the Audit Committee. He was, prior to his retirement, Vice Chairman of Illinois Tool Works Inc. between 1999 and 2004. Prior to joining Illinois Tool Works, Mr. Ringler was Chairman, President and Chief Executive Officer of Premark International, Inc., which merged with Illinois Tool Works in 1999. Mr. Ringler joined Premark in 1990 and served as its Executive Vice President and Chief Operating Officer prior to becoming the Chief Executive Officer in 1996. He serves on the Boards of Directors of Dow Chemical Company, FMC Technologies, Inc. and JBT Corporation, and he is the Chairman of the Board of Teradata Corporation. Mr. Ringler holds a Bachelor of Science degree in Business Administration and an M.B.A. degree in Finance from the State University of New York.

The Board believes that Mr. Ringler’s business and management experience in multiple executive positions at Premark International, Inc. and Illinois Tool Works and his deep knowledge of corporate governance gained through his extensive service on the boards of directors of public companies in a wide variety of industries support Mr. Ringler’s membership on the Board.

CORPORATE GOVERNANCE

Board Independence

The Board believes that it should generally have no fewer than seven and no more than eleven directors, with a target size of nine directors. The Board currently consists of nine members. In accordance with the By-laws, the Board has adopted a resolution to increase the number of directors on the Board to ten, effective immediately prior to the opening of the polls for the election of directors at the 2015 Annual Meeting. The Board has determined that all of the directors and nominees except Mr. Carlson are independent directors under the applicable rules of the NYSE, the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated by the SEC. In making its independence determinations, the Board reviewed (i) information regarding relevant relationships, arrangements or transactions between the Company and each director or parties affiliated with such director, (ii) Company records and (iii) publicly available information. None of the independent directors has a relationship with the Company other than as a director and/or a stockholder of the Company.

Board Leadership Structure and Risk Oversight

Board Leadership

The Board is responsible for selecting the Company’s Chairman of the Board (the “Chairman”) and Chief Executive Officer (the “CEO”). The By-Laws and Corporate Governance Guidelines do not require the separation of the positions of the Chairman and the CEO. The Corporate Governance Guidelines permit the Board to determine the most appropriate leadership structure for the Company at any given time and give the Board the ability to choose a Chairman that it deems best for the Company.

For several years the Company had separated the positions of CEO and Chairman and had an independent Chairman, although the Board has utilized different structures in the past, including having one person serve as the CEO and the Chairman or having a non-independent Chairman with a lead director. The Board periodically evaluates the Company’s leadership structure and determines whether combining or separating the roles of CEO and Chairman is in the best interests of the Company and its stockholders based on circumstances existing at the time.

In May 2014, the Board appointed Jan Carlson to serve as the Chairman, in addition to his role as CEO. The Board believes the combined role of CEO and Chairman under Mr. Carlson is an appropriate leadership structure for the Company at this time. Combining the CEO and Chairman roles under Mr. Carlson provides efficient and effective decision-making and unified leadership for the Company, with a single person setting the tone for management of the Company. Mr. Carlson is well-suited to serve in the Chairman role because his familiarity with the Company’s business enables him to effectively lead the Board in its discussion, consideration and execution of the Company’s strategy. The Board believes that combining the CEO and Chairman roles under Mr. Carlson facilitates the flow of information between the Board and the Company’s management and better enables the Board to fulfill its oversight role in these circumstances.

In considering its leadership structure, the Board concluded that the combined roles of Chairman and CEO are appropriately balanced by the designation of a Lead Director with substantive responsibilities. In May 2014, the Board appointed George A. Lorch as Lead Independent Director to serve as the principal liaison between the Chairman and the other independent directors and to provide independent leadership of the Board’s affairs on behalf of the Company’s stockholders. The duties of the Lead Independent Director include, but are not necessarily limited to, the following:

•	Presides at all meetings of the Board at which the Chairman is not present, including chairing executive sessions of the non-management directors;

•	Serves as liaison between the non-management directors and the Chairman;

•	Has the authority to call meetings of the non-management directors;

•

Approves meeting agendas of the full Board after they are prepared by the Chairman, assures that there is sufficient time for discussion of all agenda items, and facilitates approval of the number and frequency of Board meetings;

•

Is regularly apprised of inquiries from stockholders and involved in correspondence responding to these inquiries when appropriate, and if requested by stockholders, ensures that he or she is available, when appropriate, for consultation and direct communication;

•

Assists the Nominating and Corporate Governance Committee in its annual evaluation of the CEO’s effectiveness as Chairman and CEO, including an annual evaluation of his or her interactions with the directors and ability to provide leadership and direction to the full Board; and

•	Approves information sent to the Board, including the quality and timeliness of such information.

Risk Oversight

The Board is responsible for the oversight of risk management of the Company with various aspects of risk oversight delegated to its committees. The Audit Committee is responsible for monitoring financial risk and discussing risk oversight and management as part of its obligations under the NYSE’s listing standards. The Audit Committee also receives enterprise risk management reports from management on a regular basis. The Compliance Committee is responsible for monitoring legal and regulatory risks as well as ethical and other compliance risks. The Audit Committee and the Compliance Committee regularly coordinate risks identified in the enterprise risk management reports. In its meetings, the Board receives reports from various Board committees and management, including the CEO and the Company’s Chief Financial Officer (“CFO”) regarding the main strategic, operational and financial risks the Company is facing and the steps that management is taking to address and mitigate such risks. Additionally, the Board will receive periodic risk related updates from other members of management as necessary.

The Compensation Committee has reviewed with management the design and operation of our incentive compensation arrangements for senior management, including executive officers, for the purpose of determining whether such programs might encourage inappropriate risk-taking that could have a material adverse effect on the Company. The Compensation Committee considered, among other things, the features of the Company’s compensation program that are designed to mitigate compensation-related risk, such as the performance objectives and target levels for incentive awards (which are based on overall Company performance), and the Company’s compensation recoupment policy. The Compensation Committee concluded that any risks arising from the Company’s compensation plans, policies and practices are not reasonably likely to have a material adverse effect on the Company.

Board Meetings

The Board met eight times during the year ended December 31, 2014. All directors serving during 2014 participated in more than 91% of the total number of meetings of the Board and committees on which they served.

Following the meetings of the full Board, the independent directors met without management directors (i.e., without Mr. Carlson) participating, for a total of six times in 2014.

Board Compensation

Directors who are employees of the Company or any of its subsidiaries do not receive separate compensation for service on the Board or its committees. Non-employee directors are paid a retainer of $220,000 per year, which we refer to as the “annual retainer,” while a non-Executive Chairman of the Board is paid an annual retainer of $390,000 per year. Because the Company’s current Chairman is also an executive of the Company, he does not receive any compensation as a result of his service as Chairman. In addition to the base annual retainer, between January 1 and May 31, 2014 each of the Chairmen of the Compensation Committee, the Nominating and Corporate Governance Committee and the Audit Committee was paid a supplemental annual retainer of $20,000, $10,000 and $20,000, respectively. Effective June 1, 2014, the Board approved an increase in the supplemental annual retainer for the Chairman of the Nominating and Corporate Governance Committee to a total of $20,000, and approved a supplemental annual retainer of $20,000 for the Chairman of the Compliance Committee. In addition, also effective June 1, 2014, the annual supplemental retainer for the Lead Independent Director was increased to a total of $30,000 (which was $25,000 annually prior to the increase).

Non-employee directors can elect to defer payment of a pre-determined percentage of their compensation under the Autoliv, Inc. 2004 Non-Employee Director Stock-Related Compensation Plan. In 2014, none of the directors elected to defer any of their compensation.

Under the Company’s non-employee director stock ownership policy, one-third of the annual retainer for our non-employee directors is paid in fully-vested shares of our common stock in the beginning of the year following the year of service. The non-employee director stock ownership policy requires each non-employee director to acquire and hold shares of our common stock in an amount equivalent to one year’s annual retainer. Beginning at the time of the plan’s adoption in 2012, non-employee directors have three years to reach the new ownership requirements. Any newly-appointed or elected non-employee director will have until January 1 of the fourth year after the date such non-employee director is appointed or elected, as applicable, to reach the minimum ownership requirements.

The following table sets forth the compensation that our non-employee directors earned during the year ended December 31, 2014 for services rendered as members of the Board:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)(1)
Robert W. Alspaugh	166,667	73,333	-	240,000
Franz-Josef Kortüm(4)	110,000	55,000	-	165,000
Xiaozhi Liu	146,667	73,333	42,817	262,817
George A. Lorch	180,000	73,333	-	253,333
Lars Nyberg(5)	115,833	-	163,888	279,721
James M. Ringler	166,667	73,333	-	240,000
Kazuhiko Sakamoto	158,333	73,333	141,306	372,972

(1)	Director compensation is set in USD and converted to director’s local currency, as applicable, at the then-current exchange rate on the date of payment.

(2)	On February 16, 2015, the non-employee directors were granted fully-vested shares of the Company’s common stock as payment of one-third of the 2014 annual retainer. The numbers reflect the aggregate grant-date fair value of the stock, calculated in accordance with Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 (FASB Topic 718).

(3)	The Company did not withhold taxes for the directors for previous years, and is paying the historic back-tax and penalties for the non-U.S. directors on a one-time basis.

(4)	This amount reflects pro-rated payments to Mr. Kortüm following his appointment to the Board on March 24, 2014.

(5)	This amount reflects pro-rated payments to Mr. Nyberg prior to his departure from the Board in May 2014. All fees were paid in cash.

Corporate Governance Guidelines and Codes of Conduct and Ethics

The Board has adopted Corporate Governance Guidelines to assist the Board in the exercise of its responsibilities.

The Board has also adopted a Code of Conduct and Ethics for Directors to assist the individual directors in fulfilling their duties as members of the Board. Since 1998, the Company has also had Standards of Business Conduct and Ethics that apply to all employees of the Company and a Code of Conduct and Ethics for Senior Officers (the Code of Conduct and Ethics for Directors, Code of Conduct and Ethics for Senior Officers and Standards of Business Conduct and Ethics are collectively referred to herein as the “Codes”).

The Company has also adopted a written policy regarding related person transactions (the “Related Person Transactions Policy”), which is part of the Standards of Business Conduct and Ethics. The Corporate Governance Guidelines, the Codes and the Related Persons Transactions Policy, and any amendments or waivers related thereto, are posted on the Company’s website at www.autoliv.com – About Us – Governance – Ethics and Policies, and can also be obtained from the Company in print by request using the contact information below.

Policy on Attending the Annual Meeting

Under the Corporate Governance Guidelines, the Company’s policy is for directors to attend the Annual Meeting. All current directors participated in the 2014 annual meeting of stockholders.

Related Person Transactions

As a general matter, the Company prefers to avoid related person transactions (as defined below). The Company recognizes, however, that certain related person transactions may not necessarily be inconsistent with the best interests of the Company and its stockholders.

The Company’s policy is that all related person transactions must be reviewed and approved or ratified by the Audit Committee or its Chairman in certain circumstances. As provided in the Related Person Transactions Policy, a “Related Person Transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company (including any of its subsidiaries) was, is or will be a participant and in which any “Related Person” (as defined in the Related Person Transactions Policy) had, has or will have a direct or indirect interest. In determining whether to approve a related person transaction, the Audit Committee considers all of the known relevant facts and circumstances, including the benefit to the Company, the terms of the agreement, the possible impact on a director’s independence and the availability of other sources for comparable goods or services.

Dr. Ziebart, who is nominated for election by the stockholders at the Annual Meeting, is employed by Jaguar Land Rover, a multinational automotive company. Jaguar Land Rover is a customer of Autoliv and sales from Autoliv to Jaguar Land Rover have been well below 2% of the reported annual revenues of Jaguar Land Rover in each of the last three fiscal years. The Board has determined Dr. Ziebart is “independent” under the applicable rules of the NYSE, the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated by the SEC. Pursuant to the Company’s Related Person Transaction Policy, while Dr. Ziebart is both a director of Autoliv and employed by Jaguar Land Rover, the Audit Committee will review and evaluate any transactions between Autoliv and Jaguar Land Rover. During 2014, no transactions took place that the Company deemed to require disclosure under Section 404(a) of Regulation S-K.

Communicating with the Board

Any stockholder or other interested party who desires to communicate with the Board or the independent directors regarding the Company can do so by writing to such person(s) at the following address:

Board/Independent Directors/ Directors

c/o Group Vice President Legal Affairs

Autoliv, Inc., Box 70381

SE-107 24 Stockholm, Sweden

Phone: +46 8 587 20600

Fax: +46 8 587 20633

E-mail: legalaffairs@autoliv.com

Communications with the Board or the independent directors may be sent anonymously and are not screened. Such communications will be distributed to the specific director(s) requested by the stockholder or interested party to the Board or to sessions of independent directors as a group, after it has been determined that the content represents a message to the intended recipient(s).

Committees of the Board

There are three standing committees of the Board: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The Board has also formed a special Compliance Committee. The Board has determined that all members of the Audit, Compensation, Nominating and Corporate Governance and Compliance Committees qualify as independent directors under the applicable rules of the NYSE, the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated by the SEC. While no formal policy exists regarding CEO and Chairman attendance at committee meetings, the practice of the Board is to invite the CEO and Chairman to attend each committee meeting and excuse them when matters relating to them are discussed. The Lead Director is also invited to attend committee meetings.

The Audit Committee appoints, subject to stockholder ratification, the Company’s independent auditors and is responsible for the compensation, retention and oversight of the work of the independent auditors and for any special assignments given to such auditors. The Audit Committee also (i) reviews the annual audit and its scope, including the independent auditors’ letter of comments and management’s responses thereto; (ii) approves any non-audit services provided to the Company by its independent auditors; (iii) reviews possible violations of the Company’s business ethics and conflicts of interest policies; (iv) reviews any major accounting changes made or contemplated; (v) reviews the effectiveness and efficiency of the Company’s internal audit staff and (vi) monitoring financial risk and discussing risk oversight and management as part of its obligations under the NYSE’s listing standards, including receiving enterprise risk management reports from management on a regular basis. In addition, the Audit Committee confirms that no restrictions have been imposed by Company personnel on the scope of the independent auditors’ examinations. The Audit Committee is also responsible for the review and approval of related person transactions. Members of this committee are Messrs. Alspaugh (Chairman), Kortüm and Ringler. The Audit Committee met eight times in 2014.

The Compensation Committee advises the Board with respect to the compensation to be paid to the directors and executive officers of the Company and is responsible for both advising the Board with respect to the terms of contracts to be entered into with the senior executives of the Company and approving such contracts. The committee also administers the Company’s cash and stock incentive plans and reviews and discusses with management the Company’s Compensation Discussion and Analysis (“CD&A”) included herein. Members of this committee are Messrs. Ringler (Chairman), Kortüm and Lorch. The Compensation Committee met five times in 2014.

The Nominating and Corporate Governance Committee identifies and recommends individuals qualified to serve as members of the Board and assists the Board by reviewing the composition of the Board and its committees, monitoring a process to assess Board effectiveness, and developing and implementing the Company’s Corporate Governance Guidelines. The Nominating and Corporate Governance Committee will consider stockholder nominees for election to the Board if timely advance written notice of such nominees is received by the Secretary of the Company at its principal executive offices in accordance with the By-Laws, a copy of which may be obtained by written request to the Company’s Secretary or on the Company’s website at www.autoliv.com – About Us – Governance – Certificate and Bylaws. Members of this committee are Messrs. Lorch (Chairman) and Sakamoto and Dr. Liu. The Nominating and Corporate Governance Committee met six times in 2014.

The Compliance Committee was formed as a special committee of the Board in June 2011 to assist the Board in overseeing the Company’s compliance program with respect to (i) compliance with the laws and regulations applicable to the Company’s business and (ii) compliance with the Company’s Standards of Business Conduct and Ethics and related policies by employees, officers, directors and other agents and associates of the Company that are designed to support lawful and ethical business conduct by the Company and its employees and promote a culture of compliance. The Compliance Committee also oversees the investigation of any alleged noncompliance with law or the Company’s compliance programs policies or procedures that is reported to the Compliance Committee (except those relating to financial compliance, which are overseen by the Audit Committee). Members of this committee are Messrs. Sakamoto (Chairman) and Alspaugh and Dr. Liu. The Compliance Committee works closely with the other committees of the Board and has one member that also serves as the Chairman of the Audit Committee, and two members that also serve on the Nominating and Corporate Governance Committee. The Compliance Committee met six times in 2014.

The following table shows the composition of the Board’s Committees during 2014:

2014 Board Committee Composition
	January 1 – May 6, 2014	May 6, 2014 – Current
Audit Committee	Robert W. Alspaugh (C) George A. Lorch James M. Ringler	Robert W. Alspaugh (C) Franz-Josef Kortüm James M. Ringler
Compensation Committee	James M. Ringler (C) Xiaozhi Liu George A. Lorch	James M. Ringler (C) Franz-Josef Kortüm George A. Lorch
Nominating and Corporate Governance Committee	George A. Lorch (C) Xiaozhi Liu Kazuhiko Sakamoto	George A. Lorch (C) Xiaozhi Liu Kazuhiko Sakamoto
Compliance Committee	Kazuhiko Sakamoto (C) Robert W. Alspaugh Xiaozhi Liu	Kazuhiko Sakamoto (C) Robert W. Alspaugh Xiaozhi Liu

Audit Committee Report

The Audit Committee of the Board is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls.

The Audit Committee acts pursuant to a written charter. The committee’s current charter is posted on the Company’s website at www.autoliv.com – About Us – Governance – Board of Directors – Committees, and can also be obtained free of charge in print by request from the Company using the contact information below. Each member of the Audit Committee is “independent” as defined in, and is qualified to serve on the committee pursuant to, the rules of the NYSE, the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated by the SEC. Each member is financially literate and possesses accounting or related financial management expertise, and Mr. Alspaugh has been determined by the Board to qualify as an “audit committee financial expert” as defined by the SEC. The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited financial statements contained in the 2014 Annual Report on Form 10-K with the Company’s management and independent auditors. The Company’s management is responsible for the financial statements and the reporting process, including the system of internal controls. The independent auditors are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States.

The Audit Committee discussed with the independent auditors the matters required to be discussed by the Statement on AS No. 16, “Communication with Audit Committees,” as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Company’s independent auditors provided to the Audit Committee the written disclosures required by the Public Company Accounting Oversight Board’s applicable requirements regarding the independent auditors’ communications with the Audit Committee concerning independence. The Audit Committee has discussed with the independent auditors the independent auditors’ independence. The Audit Committee reviews and oversees the independence of the independent auditors and has concluded that the independent auditors’ provision of non-audit services to the Company is compatible with the independent auditors’ independence. In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, for filing with the SEC.

The Audit Committee can be contacted regarding accounting, internal accounting controls, or auditing matters as follows:

The Audit Committee

c/o Group Vice President Legal Affairs

Autoliv, Inc., Box 70381

SE-107 24 Stockholm, Sweden

Phone: +46 8 587 20 600

Fax: +46 8 587 20 633

E-mail: legalaffairs@autoliv.com

Communications with the committee are not screened and can be made anonymously. The Chairman of the committee will receive all such communications after it has been determined that the contents represent a message to the committee.

Robert W. Alspaugh, Chairman

Franz-Josef Kortüm

James M. Ringler

Nominating and Corporate Governance Committee Report

The Nominating and Corporate Governance Committee of the Board is responsible for identifying and recommending to the Board individuals who are qualified to serve as directors of the Company and on committees of the Board. The Nominating and Corporate Governance Committee further advises the Board on composition and procedures of committees, and it is responsible for the development of the Company’s Corporate Governance Guidelines and the oversight of the evaluation of the Board and its committees and members of the Company’s management.

The Nominating and Corporate Governance Committee acts pursuant to a written charter. A copy of the committee’s charter is available on the Company’s website at www.autoliv.com – About Us – Governance – Board of Directors – Committees, and can also be obtained free of charge in print by request from the Company using the contact information below. Each of the members of the committee is “independent” as defined in, and is qualified to serve on the committee pursuant to, the applicable rules of the NYSE, the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated by the SEC.

The Nominating and Corporate Governance Committee considered and recommended that Ms. Aicha Evans, Dr. Xiaozhi Liu, Mr. David E. Kepler, Mr. George A. Lorch Mr. Kazuhiko Sakamoto, and Dr. Wolfgang Ziebart be nominated for election by the stockholders at the Annual Meeting. Ms. Evans, Dr. Liu, Dr. Ziebart and Messrs. Kepler, Lorch and Sakamoto are each “independent” as defined in the applicable rules of the NYSE, the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated by the SEC.

The Nominating and Corporate Governance Committee will consider a director candidate nominated by a stockholder provided that such nomination is submitted to the committee within the time period set forth in Article II, Section 6 of the By-Laws. In considering candidates submitted by stockholders, the Nominating and Corporate Governance Committee will take into consideration the needs of the Board and the qualifications of the candidate. In considering possible candidates for election as a director, the Nominating and Corporate Governance Committee reviews the qualifications and backgrounds of the candidates, including the following: candidate has (i) attained a position of leadership in the candidate’s area of expertise, (ii) business and financial experience relevant to the Company, (iii) demonstrated sound business judgment, (iv) expertise relevant to the Company’s lines of business, (v) independence from management, (vi) the ability to serve on standing committees and (vii) the ability to serve the interests of all stockholders. The Nominating and Corporate Governance Committee routinely considers board candidates with a broad range of educational and professional experiences from a variety of countries. While the Board has no separate formal policy, the By-Laws and the Company’s Corporate Governance Guidelines provide that the backgrounds and experiences of the director nominees shall reflect the global operations of the Company. The current Board consists of directors who are citizens of or reside in multiple countries including the United States, Sweden, Japan, China and Germany and directors with a wide range of management, operating, finance and engineering skills. The Nominating and Corporate Governance Committee, the Board and the Company place a high priority on diversity, with a particular emphasis on individuals with a wide variety of management, operating, engineering and finance experiences and skills as well as individuals from the Company’s different operating regions. The Nominating and Corporate Governance Committee continues to look for opportunities to further progress its diversity initiatives.

The Nominating and Corporate Governance Committee identifies potential director nominees by asking current directors and executive officers to notify the committee if they become aware of persons meeting the criteria described above. The Nominating and Corporate Governance Committee also, from time to time, engages firms that specialize in identifying director candidates. As described above, the Nominating and Corporate Governance Committee will also consider candidates recommended by stockholders. Once a person has been identified by the Nominating and Corporate Governance Committee as a potential candidate, the committee collects and reviews publicly available information regarding the person to determine whether further consideration should be given to the person’s candidacy. If the Nominating and Corporate Governance Committee determines that the candidate warrants further consideration, the chairman of the committee or another member of the committee will contact such person. Generally, if the person expresses a willingness to be considered to serve on the Board, the Nominating and Corporate Governance Committee will request information from the candidate, review the candidate’s accomplishments and qualifications in light of the qualifications of any individuals the committee might be considering, and conduct one or more interviews with the candidate. In certain instances, committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have first-hand knowledge of the candidate’s accomplishments. The Nominating and Corporate Governance Committee’s evaluation process does not vary based on whether a candidate is recommended by a stockholder.

The Nominating and Corporate Governance Committee can be contacted as follows:

The Nominating and Corporate Governance Committee

c/o Group Vice President Legal Affairs

Autoliv, Inc., Box 70381

SE-107 24 Stockholm, Sweden

Phone: +46 8 587 20 600

Fax: +46 8 587 20 633

E-mail: legalaffairs@autoliv.com

Communications with the committee are not screened and can be made anonymously. The Chairman of the committee receives all such communications after it has been determined that the content represents a message to the committee.

George A. Lorch, Chairman

Xiaozhi Liu

Kazuhiko Sakamoto

Compensation Committee Duties, Procedures and Policies

The Compensation Committee acts pursuant to a written charter. The charter is posted on the Company’s website at www.autoliv.com – About Us – Governance – Board of Directors – Committees, and can also be obtained free of charge in print by request from the Company using the contact information below. Each member of the Compensation Committee has been determined by the Board to be “independent” as defined in, and is qualified to serve on the committee pursuant to, the rules of the NYSE, the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated by the SEC.

The Compensation Committee is responsible for (i) reviewing annually the Company’s executive compensation plans in light of the Company’s goals and objectives of such plans; (ii) evaluating annually the performance of the Chief Executive Officer in light of the goals and objectives of the Company’s executive compensation plans and, together with the other independent directors, determining and approving the Chief Executive Officer’s compensation level based on this evaluation; (iii) evaluating annually the performance of the other executive officers of the Company in light of the goals and objectives of the Company’s executive compensation plans, and setting the compensation of such other executive officers based on this evaluation; (iv) evaluating annually the appropriate level of compensation for Board and committee service by non-employee directors; (v) reviewing and approving any severance or termination arrangements to be made with any executive officer of the Company; (vi) reviewing perquisites or other personal benefits to the Company’s executive officers and directors and recommending any changes to the Board; (vii) reviewing and discussing with management the CD&A, beginning on page 22 of this Proxy Statement, and based on that review and discussion, recommending to the Board that the CD&A be included in the Company’s annual proxy statement or annual report on Form 10-K; (viii) preparing the Compensation Committee Report for inclusion in the annual proxy statement or annual report on Form 10-K; and (ix) reviewing the description of the Compensation Committee’s process and procedures for the consideration and determination of executive officer and director compensation to be included in the Company’s annual proxy statement.

The Compensation Committee from time to time uses independent compensation consultants to provide advice and ongoing recommendations regarding executive compensation. In 2014, the Company engaged Towers Watson as a compensation consultant. The Compensation Committee also engaged an independent advisor, Mr. Gerrit Aronson. Mr. Aronson reported directly to the Compensation Committee with respect to executive compensation matters. For additional information regarding the role of each of these compensation consultants and the scope of their engagement, see page 32 of this Proxy Statement. The Company paid Towers Watson a total of approximately $186,000 for services provided in 2014.

The Compensation Committee considered the independence of Towers Watson and Mr. Aronson in light of the SEC rules and NYSE listing standards. The Compensation Committee also received a letter from each of Towers Watson and Mr. Aronson addressing their independence. The Compensation Committee considered the following factors in determining the independence of the compensation consultants: (i) other services provided to the Company by each of Towers Watson and Mr. Aronson; (ii) fees paid by the Company as a percentage of Towers Watson’s and Mr. Aronson’s total revenue; (iii) policies or procedures maintained by Towers Watson and Mr. Aronson that are designed to prevent a conflict of interest; (iv) any business or personal relationships between the individual consultants involved in the engagement and any member of the Compensation Committee; (v) any Company stock owned by the individual consultants involved in the engagement; and (vi) any business or personal relationships between the Company’s executive officers and Mr. Aronson or Towers Watson or the individual consultants involved in the engagement. The Compensation Committee discussed these independence factors and concluded that the work of Towers Watson and Mr. Aronson did not raise any conflicts of interest.

The Compensation Committee may form subcommittees for any purpose it deems appropriate and may delegate to any subcommittee such power and authority as it deems appropriate provided that no subcommittee shall consist of fewer than two members and that the Compensation Committee shall not delegate any power or authority required by any law, regulation or listing standard to be exercised by the Compensation Committee as a whole. Under the Company’s 1997 Stock Incentive Plan, as amended and restated (the “1997 Plan”), the Compensation Committee may, to the extent that any such action will not prevent the 1997 Plan from complying with applicable rules and regulations, delegate any of its authority thereunder to such persons as it deems appropriate.

The Group Vice President for Human Resources of the Company generally acts as Secretary of the Compensation Committee.

The Compensation Committee can be contacted as follows:

The Compensation Committee

c/o Group Vice President Legal Affairs

Autoliv, Inc., Box 70381

SE-107 24 Stockholm, Sweden

Phone: +46 8 587 20 600

Fax: +46 8 587 20 633

E-mail: legalaffairs@autoliv.com

Communications with the committee are not screened and can be made anonymously. The Chairman of the committee receives all such communications after it has been determined that the content represents a message to the committee.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised exclusively of directors who have never been employed by the Company and who are “independent” as defined in the applicable rules of the NYSE, the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated by the SEC. No executive officer of the Company served as a member of the compensation committee of another entity, one of whose executive officers served on the Company’s Compensation Committee. No executive officer of the Company served as a director of another entity, one of whose executive officers either served on the compensation committee of such entity or served as a director of the Company.

Compensation Committee Report1

The Compensation Committee has reviewed and discussed with management the Company’s Compensation Discussion and Analysis, and based on such review and discussions, has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s 2014 Annual Report on Form 10-K.

James M. Ringler, Chairman

Franz-Josef Kortüm

George A. Lorch

The Swedish Corporate Governance Code

Swedish companies with shares admitted to trading on a regulated market in Sweden, including the NASDAQ OMX Stockholm Exchange (the “OMX”), are subject to the Swedish Corporate Governance Code (the “Swedish Code”). This is a codification of “best practices” for Swedish listed companies based on Swedish practices and circumstances. The Swedish Code follows a “comply or disclose” approach; its recommendations are not binding on companies but if its recommendations are not complied with, the deviation must be explained. A non-Swedish company listed in Sweden can elect to either apply the Swedish Code or the corresponding local rules and codes where the company’s shares have their primary listing or where the company is headquartered. As a Delaware corporation with its primary listing on the NYSE, the Company has elected to apply U.S. corporate governance rules and standards. These U.S. rules and standards are described in the “Corporate Governance” section beginning on page 84 of the Company’s 2014 Annual Report on Form 10-K. In addition, this Proxy Statement provides detailed information on various subjects covered by the Swedish Code.

Forward-Looking Statements

This Proxy Statement contains statements that are not historical facts but rather forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those that address activities, events or developments that Autoliv, Inc. or its management believes or anticipates may occur in the future. For example, forward-looking statements include, without limitation, statements relating to industry trends (including light vehicle production), business opportunities, sales contracts, sales backlog, and on-going commercial arrangements and discussions, as well as any statements about estimated sales, operating margin, effective tax rate, or other future operating performance or financial results.

In some cases, you can identify these statements by forward-looking words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “may,” “likely,” “might,” “will,” “should,” or the negative of these terms and other comparable terminology, although not all forward-looking statements contain such words.

[1]	The material in this report is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, whether made on, before, or after the date of this Proxy Statement and irrespective of any general incorporation language in such filing.

All forward-looking statements, including without limitation, management’s examination of historical operating trends and data, are based upon our current expectations, various assumptions and data available from third parties. Our expectations and assumptions are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that such forward-looking statements will materialize or prove to be correct as forward-looking statements are inherently subject to known and unknown risks, uncertainties and other factors which may cause actual future results, performance or achievements to differ materially from the future results, performance or achievements expressed in or implied by such forward-looking statements.

Because these forward-looking statements involve risks and uncertainties, the outcome could differ materially from those set out in the forward-looking statements for a variety of reasons, including without limitation, changes in global light vehicle production; fluctuation in vehicle production schedules for which the Company is a supplier; market acceptance of our new products; changes in general industry market conditions or regional growth or declines; changes in and the successful execution of our capacity alignment, restructuring and cost reduction initiatives discussed herein and the market reaction thereto; loss of business from increased competition; higher raw material, fuel and energy costs; changes in consumer and customer preferences for end products; customer losses; changes in regulatory conditions; customer bankruptcies; consolidations or restructuring; divestiture of customer brands; unfavorable fluctuations in currencies or interest rates among the various jurisdictions in which we operate; component shortages; costs or difficulties related to the integration of any new or acquired businesses and technologies; continued uncertainty in program awards and performance; the financial results of companies in which Autoliv has made technology investments or joint-venture arrangements; pricing negotiations with customers; our ability to be awarded new business; product liability, warranty and recall claims and other litigation and customer reactions thereto; higher expenses for our pension and other postretirement benefits including higher funding requirements of our pension plans; work stoppages or other labor issues at our facilities or at the facilities of our customers or suppliers; possible adverse results of pending or future litigation or infringement claims; negative impacts of antitrust investigations or other governmental investigations and associated litigation relating to the conduct of our business; tax assessments by governmental authorities and changes in our effective tax rate; dependence on key personnel; legislative or regulatory changes limiting our business; political conditions; dependence on and relationships with customers and suppliers; and other risks and uncertainties identified in Item 1A “Risk Factors” and Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our 10-K for the year ended December 31, 2014. The Company undertakes no obligation to update publicly or revise any forward-looking statements in light of new information or future events.

For any forward-looking statements contained in this or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we assume no obligation to update any such statement.

EXECUTIVE OFFICERS OF THE COMPANY

Set forth below is information regarding the current executive officers of the Company who are not also directors (information about Mr. Jan Carlson, Chairman of the Board, President and Chief Executive Officer, can be found on page 7 of this Proxy Statement):

Henrik Arrland, age 47, Group Vice President Purchasing since September 2011. From 2009 until his appointment to this position, Mr. Arrland was Director for Production of Axles worldwide at Scania, the heavy truck maker. From 1990 through 1995, he was Sourcing Manager in Global Purchasing at Scania. He joined Autoliv in 1995 and held the position of Manager for Purchasing Coordination until 1997. From 1997 through 1998, he was Purchasing Manager at ITT Flygt, the global submersible pump supplier within ITT Group, after which he returned to Scania as Purchasing Manager for Cabs in Global Purchasing. In 2001, he was promoted to Purchasing Director in Trucks and Buses for Scania Latin America located in São Paulo, Brazil and in 2005 to Purchasing Director Powertrain in Scania Global Purchasing. Mr. Arrland has a Polytechnic College Exam and holds a Bachelor’s Degree in Business and Administration from Stockholm University.

Chang Ket Leong (“George Chang”), age 50, President, Passive Safety since September 2014, after being President Autoliv Asia since April 2012. Prior to holding that position, he was President of Autoliv China, an operation that, under his leadership, grew its sales from $10 million in 2000 to more than $1.1 billion in 2011.

Mr. Chang has worked for Autoliv since 1997 when he started his career as Regional Purchasing Manager for Autoliv Asia Pacific. Mr. Chang holds a Bachelor Degree in Mechanical (Aeronautical) Engineering from the University of Technology in Malaysia and an MBA from the Heriot Watt University in Edinburgh, Scotland.

Karin Eliasson, age 53, Group Vice President Human Resources since August 2014. Prior to joining Autoliv Ms. Eliasson was Senior Vice President and Head of Group Human Resources at TeliaSonera AB, a leading Nordic and Baltic telecommunications company, since 2008. Prior to joining TeliaSonera, Ms. Eliasson was Senior Vice President Human Resources at Svenska Cellulosa Aktiebolaget, SCA. She has previously been the CEO of Novare Human Capital AB and Vice President Organizational Development at Stora Enso AB. Ms. Eliasson is a board member of PRI Pensionsgaranti and Vice Chairman of assembly of representatives, Skandia. She holds a Bachelor of Science in Human Resources from Mid Sweden University, Sweden.

Steven Fredin, age 53, Group Vice President Sales.& Engineering since September 2014, after being President Autoliv Americas since March 2011 and Vice President Engineering previous to that. Mr. Fredin has worked for Autoliv since 1988 and has been a key technical leader in virtually all of Autoliv’s product areas. Mr. Fredin has also served as Director Global System Development of the Company and Vice President of Seatbelt Development for Autoliv North America. Mr. Fredin holds a Bachelor of Science degree in Mechanical Engineering from Michigan Technological University.

Thomas Jönsson, age 48, Group Vice President of Corporate Communications since May 2013. Prior to joining Autoliv on January 21, 2013, Mr. Jönsson was Vice President of Brand and External Communications for TeliaSonera, a leading Nordic and Baltic telecommunications company, a position he held from June 2010 to December 2012. Before joining TeliaSonera, Mr. Jönsson had an international career in communications working for Nokia, a global telecommunications company, which he joined in 1999. During his 11 years with Nokia, he held various positions in Sweden, the United Kingdom, Finland, and China. Mr. Jönsson started his career in communications with Intel Corporation in 1996. He studied Business Administration from the University of Stockholm.

Johan Löfvenholm, age 45, Group Vice President Products & Process Development since September 2014, prior to which he was Chief Technology Officer since March 2014 and Vice President Engineering since November 2011. Mr. Löfvenholm has worked for Autoliv since 1995 when he started his career as a trainee. Since then he has held several positions within the Company, such as Product Development Manager of Autoliv Sweden and Tech Center Director of Autoliv Sweden. In December 2004, Mr. Löfvenholm took on a regional responsibility when he was appointed Director of Technical & Marketing for Autoliv Asia Pacific. In this role he was also a member of the Asia Pacific Management Team as well as a member of the Autoliv Research & Development Board. In January 2008, Mr. Löfvenholm was appointed President of Autoliv India and was responsible for all Autoliv operations in India and in parallel also engaged in his previous engineering role. In July 2010, Mr. Löfvenholm took on the position of Vice President Electronics Europe, with responsibility for all passive electronic operations in Europe as well as membership on the Autoliv Europe and Electronics Management Board teams. Mr. Löfvenholm holds a Master of Science in Engineering from Chalmers University of Technology in Gothenburg, Sweden.

Svante Mogefors, age 60, Group Vice President Quality, since April 2005, after having been Director Corporate Quality of Autoliv AB since 2003. In March 2009, Mr. Mogefors took the additional role of Vice President Manufacturing. Mr. Mogefors initially joined Autoliv in 1985 and has experience in several roles within the Company, including in the areas of product development, process implementations and quality control. Between 1990 and 1996, Mr. Mogefors was for a period President of Lesjöfors Herrljunga AB and for another period President of Moelven E-Modul AB. Mr. Mogefors holds a Master of Science degree from the Chalmers University of Technology in Gothenburg, Sweden.

Jonas Nilsson, age 43, President Autoliv Europe since January 2014. Prior to assuming his current position, Mr. Nilsson was the Senior Vice President of European Operations at IAC Group, a designer and manufacturer of interior products for the global automotive market, since March 2012. Between 2010 and 2012, Mr. Nilsson was the COO at Franke Kitchen Systems group, based in Aarburg, Switzerland, a global designer and marketer of kitchens systems. Between January 2008 and January 2010, Mr. Nilsson was with Visteon as the Director of European Operations at the interiors division as well as the Business Unit Director of the Volvo Trucks,

Renault and Nissan divisions. Between December 1999 and January 2008, Mr. Nilsson worked for Lear Corporation in various roles of increasing responsibility such as Plant Manager, Operations Director and Business Unit Director based in Gothenburg, Sweden; Paris, France and Munich, Germany. Mr. Nilsson has a BSc in Engineering from the Chalmers University of Technology in Gothenburg and an EMBA from ECSP Europe.

Fredrik Peyron, age 47, Group Vice President Legal Affairs, General Counsel and Secretary since January 2015. Prior to joining the Company, Mr. Peyron had a long career with Swedish Match AB, a major Swedish tobacco company that manufactures, markets, and sells snus, snuff and other tobacco and tobacco-related products globally. Mr. Peyron most recently served as its General Counsel and Secretary to its board from February 2007 through December 2014. Mr. Peyron holds a Master of Law degree from the University of Lund.

Steve Rodé, age 53, Acting President Autoliv Electronics, since April 2007 and President Autoliv Passive Safety Electronics since September 2014. Mr. Rodé joined Autoliv in 2002, as part of the acquisition of Visteon Restraint Electronics. As Vice President of Autoliv Electronics America, he was responsible for the successful integration and growth of the North American electronics team. In 2007, he was given responsibility for global electronics and has been a leader in the growth of the Company’s Active Safety business. Between 1985 and 2002, he held positions in manufacturing and product development at Ford Electronics and Visteon. Mr. Rodé holds a Bachelor of Applied Science degree in Mechanical Engineering from the University of Waterloo in Canada.

Mats Wallin, age 50, Group Vice President Finance and Chief Financial Officer since July 2009 after having been Corporate Controller of Autoliv since 2002. Mr. Wallin was also acting Chief Financial Officer of the Company for four months during 2008. Mr. Wallin joined Autoliv in 2002, and oversaw the initial implementation of compliance procedures relating to the Sarbanes-Oxley Act of 2002, as amended. Between 1985 and 2002, Mr. Wallin held various positions in ABB, a global leader in power and automation technologies. He holds a Bachelor of Science in Business Administration and Economics from the Uppsala University in Sweden.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of December 31, 2014 for each person known by us to beneficially own more than 5% of our common stock, except where otherwise noted, and as of February 28, 2015 for (i) each of our directors and nominees; (ii) our named executive officers (as defined on page 22 of this Proxy Statement); and (iii) all of our directors, named executive officers and executive officers as a group.

	Common Stock Beneficially Owned(1)(2)

Name of Beneficial Owner	Number of Shares	Percent of Total
5% Stockholders
Alecta pensionsförsäkring, ömsesidigt(3)	7,862,500	8.9%
Regeringsgatan 107, SE-103 73
Stockholm, Sweden
AMF Pensionsförsäkring AB(4)	5,771,293	6.5%
Klara Södra Kyrkogata 18
SE-113 88, Stockholm, Sweden
Swedbank Robur Fonder AB(5)	6,992,729	7.9%
SE-105 34, Stockholm, Sweden

Directors and Named Executive Officers
Mats Adamson(6)	0	*
Robert W. Alspaugh	3,747	*
Jan Carlson	91,691	*
George Chang	7,287	*
Aicha Evans(7)	0	*
Steve Fredin	7,954	*
David Kepler(8)	0	*
Franz-Josef Kortüm	456	*
Xiaozhi Liu	1,953	*
George A. Lorch	2,366	*
Jonas Nilsson	4,592	*
James M. Ringler	3,027	*
Kazuhiko Sakamoto	1,953	*
Mats Wallin	17,390	*

All directors, named executive officers and executive officers as a group (21 individuals)(9)	174,313	*

* Less than 1%

(1)	Based on 88,701,893 shares of the Company’s common stock outstanding as of February 16, 2015. The figures in the table and notes thereto represent beneficial ownership and sole voting and investment power except where indicated.

(2)	Includes shares which the following individuals have the right to acquire upon exercise of options exercisable within 60 days and restricted stock units vested as of February 28, 2015, or within 60 days therefrom: Mats Adamson, 0 shares, Jan Carlson, 13,830 shares, George Chang, 4,592 shares, Steve Fredin, 4,592 shares, Jonas Nilsson, 4,592 shares, and Mats Wallin, 10,882 shares.

(3)	The number of shares owned was provided by Alecta pensionsförsäkring, ömsesidigt pursuant to Amendment No. 5 to its Schedule 13G filed with the SEC on February 2, 2015, indicating beneficial ownership as of December 31, 2014. Alecta pensionsförsäkring, ömsesidigt reported sole power to vote and dispose of all such shares.

(4)	The number of shares owned was provided by AMF Pensionsförssäkring AB, pursuant to Amendment No. 2 to its Schedule 13G filed with the SEC on January 27, 2015, indicating beneficial ownership as of December 31, 2014. AMF Pensionsförssäkring AB reported sole power to vote and dispose of 3,111,000 shares and shared power to vote and dispose of 2,660,293 shares.

(5)	The number of shares owned was provided by Swedbank Robur Fonder AB pursuant to its Schedule 13G filed with the SEC on February 13, 2015, indicating beneficial ownership as of December 31, 2014. Swedbank Robur Fonder AB reported sole power to vote 6,247,081 shares and sole power to dispose of 6,992,729 shares.

(6)	Mr. Adamson is our former Vice President Human Resources and ceased performing services in that role as of August 31, 2014.

(7)	Ms. Evans was elected to the Board in February 2015.

(8)	Mr. Kepler was elected to the Board in February 2015.

(9)	Includes 57,374 shares issuable upon exercise of options exercisable within 60 days and vesting of RSUs as of February 22, 2015.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (CD&A) describes the material elements of compensation awarded to, earned by, or paid to each of the Company’s “named executive officers” during the last completed fiscal year, and discusses the principles and decisions underlying our executive compensation policies and the most important factors relevant to an analysis of these decisions and policies.

In accordance with the relevant rules and regulations promulgated by the SEC, our “named executive officers” are Jan Carlson, our CEO, Mats Wallin, our CFO, and our three other current executive officers who had the highest total compensation during 2014: George Chang (President Passive Safety), Steven Fredin (Group Vice President Sales & Engineering), Jonas Nilsson (President Autoliv Europe), as well as one former executive officer, Mats Adamson, our former Vice President Human Resources.

Executive Summary

The following provides a brief overview of our fiscal 2014 compensation program:

•

We did not make any significant changes to the Company’s compensation components from 2013 to 2014. Total direct compensation for our named executive officers in 2014 continued to consist of base salary, annual non-equity incentives, and long-term equity incentives.

•

The Compensation Committee continued to review market data for the regions in which the executives are located, as it has in prior years. Base salary, annual non-equity incentive levels and long-term equity incentive levels are determined with reference to the median of (i) a Swedish peer group for the named executive officers located in Sweden, (ii) a U.S. peer group for the named executive officer located in the U.S. and (iii) Shanghai market data for the named executive officer located in China.

•

The Compensation Committee’s objective is for our named executive officers’ base salaries to approximate the market median (+/- 25%). The Compensation Committee follows a similar approach with respect to total direct compensation (base salary plus target annual non-equity incentive award plus the assumed value of long term incentives). The Compensation Committee also intends for base salary to comprise, on average over time, 40% of total direct compensation for the CEO and 50% for other named executive officers.

•	The Compensation Committee also reviews the total compensation (total direct compensation plus the Company’s contribution to the executive’s defined contribution plan) of our named executive officers.

•

The compensation of our named executive officers is significantly affected by our financial results. Our annual non-equity incentive is based on our operating income, and operating income in 2014 was approximately 5% lower than operating income in 2013. As a result, each of our named executive officers earned a slightly below target payout (x 0.83) for annual non-equity incentive awards in 2014, a significant decrease from the prior year’s payout of x 1.26.

•

Following a period of virtually flat LTI awards, and after considering the benefits of tying a significant portion of total direct compensation to long term incentives, the Compensation Committee increased the value of LTI awards granted in 2013 by between approximately 25-35%. Following this substantial increase, the value of 2014 LTI awards remained largely unchanged, with an increase of 3%.

•

As part of the organizational changes to the management and reporting structure of the Company that were announced effective as of September 1, 2014 (the “Reorganization”), the Company changed the positions, roles and responsibilities of certain of its executive officers and employees. In particular, each of Messrs. Chang and Fredin entered into a supplement to his respective employment agreement that reflected such executive’s new position, roles and responsibilities, as well as any changes to his compensation arrangement with the Company. Mr. Chang, who previously served as the Company’s President Autoliv Asia, was appointed to serve as the Company’s President – Passive Safety and Mr. Fredin, who previously served as the Company’s President Autoliv Americas, was appointed to serve as the Company’s Group Vice President Sales & Engineering. A description of the changes to Messrs. Chang’s and Fredin’s compensation, effective as of September 1, 2014 as a result of their new roles and responsibilities, is set forth in this CD&A.

•

The Company entered into a mutual separation agreement with its former Vice President Human Resources, Mats Adamson, after a substantial adverse alteration in the nature and status of his responsibilities triggered by the Company in connection with the Reorganization. A description of Mr. Adamson’s separation agreement may be found later in this CD&A.

•

Effective January 1, 2013, the Company adopted stock ownership guidelines for its executive officers. Pursuant to these guidelines, each executive officer is expected to accumulate and hold shares of Company common stock having a value at least equal to (i) 2x his annual base salary, in the case of the CEO, and (ii) 1x annual base salary, in the case of each executive other than the CEO. Executives are expected to make continuous progress toward their respective ownership requirements. Until the executive has satisfied the stock ownership guidelines, he or she will be required to retain 75% of the net sales proceeds (i.e., after taxes and fees) of the shares received upon settlement of restricted stock units granted on or after January  1, 2013.

2014 Executive Compensation Program

The following section of this CD&A focuses on the compensation paid to the named executive officers during 2014. A discussion of the Company’s compensation philosophy and program as a whole follows this section, and information regarding the market data referred to in this section may be found later in this CD&A. Mr. Nilsson is not included in the summaries below because he commenced employment with the Company in January 2014 and, accordingly, his compensation was not included in the market data reviewed in December 2013. Instead, the Company determined his compensation components based on internal benchmarks for other regional presidents. In addition, Mr. Adamson is not included in the summaries below because his compensation was determined primarily by the CEO upon review of his performance and contributions to the Company.

Total Direct Compensation and Total Compensation

In reviewing and setting each element of compensation for 2014, the Compensation Committee reviewed 2013 total direct compensation levels against the median of the market data, analysis and computations provided by Towers Watson in December 2013 (which is referred to as the “December 2013 Market Assessment”) and described later in this CD&A, with the objective of being within +/-25% of that median. The discussion below summarizes Messrs. Carlson’s, Wallin’s, Chang’s and Fredin’s total direct compensation as compared to the market median.

•

Messrs. Carlson’s and Wallin’s 2013 total direct compensation (and total compensation, as described below) was within the targeted range of the market median of the Swedish peer group in the same period.

•

Mr. Chang’s 2013 total direct compensation (and total compensation, as described below) was above the targeted range of the market median of the Shanghai market data. Mr. Chang’s current base salary was set primarily by reference to internal benchmarks for other regional presidents, and also based on consideration of his compensation from his previous position as President of Autoliv China, during which time the Company’s operations in China achieved extraordinary growth.

•

Mr. Fredin’s 2013 total direct compensation (and total compensation, as described below) was below the targeted range of the market median of the U.S. peer group in the same period, primarily due to the target annual non-equity incentive award and the assumed value of long term incentives being below the median of the U.S. peer group.

The Compensation Committee also reviewed in general the total compensation (total direct compensation plus the Company’s contribution to the executive’s defined contribution plan) of our named executive officers, but did not undertake a similar analysis with respect to the relevant market data.

•	Mr. Carlson’s 2013 total compensation was moderately above the market median in the December 2013 Market Assessment.

•	Mr. Wallin’s 2013 total compensation was at the market median in the December 2013 Market Assessment.

•	Mr. Chang’s 2013 total compensation was significantly above the market median in the December 2013 Market Assessment.

•	Mr. Fredin’s 2013 total compensation was significantly below the market median in the December 2013 Market Assessment.

2014 Base Salaries

In determining base salary levels for 2014, the Compensation Committee reviewed relevant market data in the December 2013 Market Assessment with an objective to approximate the market median (+/- 25%). The Compensation Committee also reviewed 2013 total direct compensation levels, the Company’s financial performance in 2013, the individual performance of each named executive officer (both throughout the course of his tenure with the Company and during 2013), information provided by the Vice President, Human Resources, and the recommendations of the CEO with respect to the base salaries for the named executive officers other than himself. Based on such review, in December 2013, the Compensation Committee approved the adjustments reflected in the table below, effective January 1, 2014, which were based on the December 2013 Market Assessment.

Name	2013 Base Salary – Above (Below) Median	2013 Base Salary as a % of 2013 Total Direct Compensation	% Base Salary Increase for 2014
Mr. Carlson	(13%)	46%	4%
Mr. Wallin	(4%)	53%	7%
Mr. Chang	23%	42%	8%
Mr. Fredin	(12%)	42%	8%

In connection with the Reorganization, the Compensation Committee reviewed an updated market data analysis from Towers Watson (which is referred to as the “July 2014 Market Assessment”) to determine whether any adjustments were necessary taking into consideration the Reorganization. The July 2014 Market Assessment took into consideration the new positions that resulted from the Reorganization, which, in certain instances, caused significant differences from the median market data set forth in the December 2013 Market Assessment. In light of their increased roles and responsibilities in connection with the Reorganization, the Compensation Committee increased the base salaries for Messrs. Wallin, Chang and Fredin, as reflected in the table below. In particular, Mr. Chang’s base salary increase reflects his transition to a role with operational oversight of a significant portion of the Company’s revenue. The Compensation Committee did not change the base salaries for Messrs. Carlson’s, Nilsson’s or Adamson’s in connection with the Reorganization.

Name	2014 Base Salary – Above (Below) Median	% Increase Effective September 1, 2014
Mr. Wallin	At median	5%
Mr. Chang	11%	22%
Mr. Fredin	18%	4%

2014 Annual Non-Equity Incentive Awards and Total Target Cash Compensation

Our named executive officers have an opportunity to earn an annual non-equity incentive award based upon the Company’s operating income. Target amounts are reflected as a percentage of each executive’s base salary. In addition to the 2013 total direct compensation levels discussed above, in determining the target annual non-equity incentive opportunities for the named executive officers, the Compensation Committee also considered (i) the total target cash compensation (base salary plus target annual non-equity incentive award) of each named executive officer compared to the median of the relevant market data provided in the December 2013 Market Assessment, and (ii) the percentage of total direct compensation comprised of the target annual non-equity incentive compensation in 2013, each of which is summarized below, each of which is reflected in the table below.

Name	2013 Total Target Cash – Above (Below) Median	Target Bonus as % of 2013 Total Direct Compensation
Mr. Carlson	At median	28%
Mr. Wallin	(7%)	19%
Mr. Chang	(2%)	19%
Mr. Fredin	(30%)	19%

Based in part on its review of the relevant market data provided in the December 2013 Market Assessment (including 2013 total direct compensation levels), and in part on the individual performance of each named executive officer, information provided by the Vice President, Human Resources, and the recommendations of the CEO with respect to the target amounts for the named executive officers other than himself, in December 2013, the Compensation Committee did not to make any changes to the target annual non-equity incentive opportunities for any of the named executive officers for 2014. However, the non-equity incentives actually paid in 2014 were lower than in 2013 based on overall performance of the Company.

The target annual non-equity incentive opportunity for each of the named executive officers is set forth on page 28 of this Proxy Statement. The Company’s 2014 operating income was approximately 5% below 2013 operating income; accordingly, each named executive officer received a slightly below-target level annual non-equity incentive award in 2014.

In addition to the annual non-equity incentive award, Mr. Nilsson also received a signing bonus in connection with his commencement of employment with the Company in January 2014, which is reflected in the Bonus column of the Summary Compensation table on page 37 of this Proxy Statement.

2014 Equity Incentive Awards

Equity incentive awards in the form of stock options and restricted stock units are an important component of our named executive officers’ total direct compensation. The Compensation Committee increased the value of LTI awards granted in 2014 by 3%.

Name	Assumed LTI Value*
Mr. Carlson	$874,728
Mr. Wallin	$338,228
Mr. Chang	$290,460
Mr. Fredin	$290,460

*	Reflects the target “assumed LTI value” used by the Compensation Committee to determine the number of RSUs and stock options to grant to the named executive officers. For a discussion of the “assumed LTI value” of the named executive officers’ equity award, see page 30 of this Proxy Statement, under the heading “How We Value Equity Awards.”

On February 13, 2014, the Company corrected an administrative error in the exercise price of the options granted to certain employees, including the named executive officers, in February 2013, none of which had been exercised at the time of the correction. The administrative error related to the use of the closing price of the Company’s common stock on the day prior to the grant date rather than the closing price on the grant date in accordance with the 1997 Plan. The need for the correction was identified by the Company and immediately corrected.

2014 Additional Benefits

The Company’s executive compensation program also includes certain retirement benefits (see page 30 of this Proxy Statement) and certain other items of compensation, such as a company car. Based on the advice from Towers Watson, the Compensation Committee believes these benefits are appropriate for each of our named executive officers. As discussed above, the Compensation Committee includes the value of the Company’s contribution to the executive’s defined contribution plan in its review of the executive’s total compensation, but does not include the value of the executive’s defined benefit plan, if applicable.

Compensation Philosophy and Overview

The Company believes that to achieve its strategic and financial objectives, it is necessary to attract, motivate and retain above-average management talent. In addition, total compensation offered to our executive management should ideally be based on local markets yet provide a shared responsibility for overall Company results which is aligned with the interests of the Company’s stockholders. Our compensation strategy is therefore based on principles of performance, competitiveness and fairness. In furtherance of these objectives, the Company sought a balanced distribution of fixed and variable incentive compensation elements over time by using several components of compensation. The Company believes that such a balanced compensation structure focuses our executive officers on long-term stockholder value while providing fewer incentives for undue risk in the short-term.

We also consider the competitive environment where our significant operations and markets are located in order to provide a compensation package that optimizes value to the participant and cost to the Company. The Compensation Committee and management believe that it is their responsibility to use discretion and make informed judgments as to individual compensation packages or pay levels that may occasionally deviate above or below our target pay strategy based on such factors as:

•	Individual performance and potential relative to market.

•	Long-term succession planning and talent management.

•	Business conditions in our industry or the market overall as well as business or regulatory conditions in the executive’s area of responsibility.

•	Cases where individuals are asked to step into new roles and responsibilities for specific projects or strategic initiatives.

To meet our compensation philosophy, the compensation programs we provide have the following objectives:

OBJECTIVES

Objective A	Offer total compensation and benefits sufficient to attract, motivate and retain the management talent necessary to ensure the Company’s continued success.

Objective B	Align the interests of the executives and the stockholders.

Objective C	Reward performance in a given year and/or over a sustained period using straightforward programs to communicate our performance expectations.

Objective D	Encourage company-wide cooperation among members of the executive, regional and business unit management teams and throughout the Company.

Key Elements of Executive Compensation Program

With these objectives in mind, our Compensation Committee has built an executive compensation program within a framework that includes three principal compensation components: base salary, annual non-equity incentives, and equity incentives pursuant to our long-term stock incentive program. The Company’s compensation program also includes retirement benefits and additional contractual arrangements to clarify the Company’s and the executive’s obligations under separation events such as a termination of employment or change in control of the Company.

The following tables summarize each of these programs, including how we establish and administer the compensation, benefits and executive programs and agreements. The Company generally sets cash-based compensation (including for all of our named executive officers) in the local currency of the country of service. Accordingly, the Company set compensation in Swedish kronor (“SEK”) for Messrs. Adamson, Carlson, Nilsson and Wallin, in U.S. dollars (“USD”) for Mr. Fredin and in Chinese Yuan Renminbi (“CNY”) for Mr. Chang. The exchange rate trend of the U.S. dollar impacts the U.S. dollar amounts of compensation reported in this Proxy Statement. For ease of reference, we use the following exchange rates throughout this Proxy Statement: 1 USD = 7.8117 SEK = 6.2022 CNY. For historic numbers, we have converted the compensation paid in prior years by the same exchange rate in order to facilitate comparison. Thus, while the historic amounts paid do not change, due to fluctuations in exchange rates, amounts reflecting historic figures in this Proxy Statement may differ significantly from disclosure in previous years.

We also note that the exchange rate prevailing at the time of the Compensation Committee’s review of compensation levels (generally this occurs in the December prior to the year in which the compensation is paid) may vary, compared to the exchange rates prevailing at the time this Proxy Statement is filed (generally the proxy statement is prepared early in the year following the year in which the compensation was paid).

Annual Compensation – Base Salary – Objective A

Purpose. Provides a set level of pay that sustained individual performance warrants. We believe a competitive base salary is important to attract and retain an appropriate caliber of talent for the position.

How We Determine Base Salaries. The initial base salary pay levels are primarily a function of the Compensation Committee’s assessment of the market where the executive will be located, the compensation required to induce the executive to accept a position at the Company and the Company’s need to fill the position either internally or externally.

The base salaries of our named executive officers are reviewed every year. The Compensation Committee considers changes in base salary levels after it reviews the base salary levels of the relevant peer group or local market data (per position), as well as the level of base salary annual increases in each of the major markets from where the Company may source executive talent. The Compensation Committee seeks to meet median base salary levels of the relevant peer group or local market data over time (please see the section on “Executive Compensation Process” below). For 2014, this adjustment process applied to all named executive officers.

In addition to market data, the Compensation Committee also reviews the Company’s financial performance, the named executive officers’ individual performance, input from the Vice President, Human Resources, and the recommendations of the CEO with respect to the base salaries for the named executive officers other than himself. The Compensation Committee reviews, provides feedback and approves the final recommendations for the compensation of our named executive officers.

Historically, base salaries for our named executive officers and other senior executive officers have comprised roughly half of the total of the three elements of total direct compensation mentioned earlier in this CD&A.

Annual Compensation – Annual Non-Equity Incentives – Objectives A, B, C & D

Purpose. Recognizes short-term performance against established annual financial performance goals of the Company (payable in the year following the year in which it was earned).

How We Determine Annual Non-Equity Incentives. For our named executive officers and most other executives, the Company pays an annual non-equity incentive based on a “target amount” and the Company’s “Operating Income.” Target amounts are a percentage of the executive’s base salary, as reflected in the following table.

Annual Non-Equity Incentive Opportunity for Our Named Executive Officers in 2014
Named Executive Officers	Incentive as a % of Base Salary
	Threshold	Target	Maximum
Jan Carlson	0%	60%	120%
Mats Wallin(1)	0%	45%	90%
George Chang	0%	45%	90%
Steven Fredin	0%	45%	90%
Jonas Nilsson	0%	45%	90%
Mats Adamson	0%	35%	70%

(1)	Mr. Wallin’s Annual Non-Equity Incentive Opportunity was 0% (Threshold), 35% (Target) and 70% (Maximum) of his base salary before being increased in connection with the Reorganization.

Annual non-equity incentive awards are determined by awarding a percentage of the target amount based on the Company’s “Operating Income” in the year for which the bonus is calculated compared with the previous year’s Operating Income.

•	Threshold: If the Operating Income is 70% or less of the previous year’s Operating Income, the Company does not pay any annual incentive.

•	Maximum: If the Operating Income is 130% or more of the previous year’s Operating Income, the payment equals two times the target amount, the maximum payout under the program.

•

Target: Where the relevant Operating Income is between 70% and 130% of the previous year’s Operating Income, the incentive is calculated through linear interpolation (“along a straight line”) between said levels.

Annual non-equity incentive awards are directly tied to the Company’s performance. Accordingly, over the last several years, the amount of the non-equity incentive awards earned by our named executive officers has varied greatly, as reflected in the table below. In 2012, each named executive officer earned significantly below his target annual non-equity incentive award. In 2013, each named executive officer earned slightly above his target annual non-equity incentive award. In 2014, each named executive officer earned below his target annual non-equity incentive award.

Actual Pay-Out Annual Non-Equity Incentive Program
Year	Pay-Out
2014	0.83 x target
2013	1.26 x target
2012	0.311 x target

The Company believes that using a single, established profit measure provides clear direction to our executives and promotes our goal of a “one team” approach through shared responsibility for overall results. In addition, the Company believes that a single performance metric enhances the transparency of our annual incentive program and provides easy-to-understand information to our investors. Finally, we believe a metric based on overall Company performance rather than individual or local performance mitigates the risk of excessive risk-taking that could arise from individual performance based incentives. We believe this simple, transparent approach supports good corporate governance, a belief that is evidenced by the program operating largely unchanged for several years.

However, the Company also recognizes that using a single performance metric has limitations. For instance, where the overall market for the Company’s products is impacted by extraordinary economic circumstances, a single performance metric based on profit may result in no annual non-equity incentive awards being attainable, even if the Company out-performs its competitors and the overall market. Similarly, extraordinary, non-recurring events may also impact whether annual non-equity incentive awards are attained or not, resulting in unintended incentives for management. Therefore, the Compensation Committee may exercise its discretion, subject to the terms and conditions of the Company’s compensation plans, to propose certain adjustments to this performance metric. The Compensation Committee has not exercised such discretion in recent years, including in 2014.

The Compensation Committee reviews the annual non-equity incentive opportunities for each of our named executive officers every year. Historically, target annual non-equity incentive opportunities for our named executive officers have comprised approximately 20-30% of our named executive officers’ total direct compensation.

Long-Term Incentives – Equity Incentives – Objectives A, B & C

Purpose. Provides our executive officers with a long-term incentive to build value for our stockholders. We award both stock options and restricted stock units (RSUs) under the 1997 Plan, which has been approved by our stockholders and is administered by the Compensation Committee. Options have value only if the stock price increases over time and thus reward creating value for stockholders. In 2014, the stock incentive program had 275 participants, compared to 274 participants in 2013 and 265 in 2012.

¡

This characteristic ensures that our named executive officers have a meaningful portion of their compensation tied to future stock price increases and there is an upside incentive for positive stock price performance.

¡	In periods of flat or negative stock performance, however, options provide only limited retention value.

The compensation value of an RSU does not depend solely on future stock price increases. Although the value of an RSU may fluctuate over time based on the stock price, the Company believes that RSUs provide a more powerful tool to retain valuable executives because:

¡	RSUs are easy to understand and communicate;

¡	RSUs balance the issuance of options in that they help to mitigate leverage and reduce the incentive to focus on short-term growth;

¡	by vesting after three years, RSUs encourage the executive to stay with the Company or forfeit significant accumulated value, even in periods of flat or negative stock performance; and

¡	by vesting after three years, RSUs also mitigate excessive risk-taking by focusing management on long-term value creation and avoiding excessive risk taking.

The Compensation Committee generally allocates equity incentives at a ratio of three options per RSU granted to our named executive officers.

How We Determine Long-Term Equity Incentives. The Compensation Committee begins its process for determining the grant levels based on a review of competitive market pay levels and trends provided by the independent compensation consultants, a review of historical grant levels, and the recommendations of our CEO for grants to senior executives. The Compensation Committee then approves the number of stock options and RSUs to be granted to the CEO and to other senior executives (including the other named executive officers). The Compensation Committee has delegated the authority for the determination and allocation of certain grants under our long-term incentive plan to the CEO, subject to established grant limits and the Compensation Committee’s review.

Over time, the Compensation Committee has granted equity to our named executive officers at levels consistent with the overall long-term incentive levels outlined below. The Compensation Committee also considers the resulting total direct compensation of our named executive officers relative to the median levels of total direct compensation of our peer groups or local market data, subject to any modifications the Compensation Committee believes are necessary, based on individual performance, industry conditions and other criteria as discussed in “Compensation Philosophy and Overview” above.

Where deemed necessary, the Compensation Committee may also grant stock options and/or RSUs for retention or compensation purposes outside the normal annual grant process and/or in connection with new hires.

How We Value Equity Awards. For accounting purposes, and to calculate the grant-date fair value of awards for disclosure in this Proxy Statement, we follow the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718. However, when internally assessing and communicating equity compensation, we use a simplified model which assumes that the value of a RSU is the closing price for a share of our common stock on the NYSE on the day of the grant and that the value of an option is one-third that of a RSU. While admittedly simplified, this provides a simple and understandable tool to communicate the value of equity awards internally.

Long-term equity incentives for our named executive officers are intended to represent a significant part of their total direct compensation. Historically, the assumed value of long-term equity incentive awards has comprised approximately 30-40% of our named executive officers’ total direct compensation. As discussed earlier in this CD&A, the assumed value of the equity awards was below this range for the past few years. Accordingly, the Compensation Committee increased long-term equity incentive award values effective for 2013 between 25% and 35% and by 3% for 2014, as discussed earlier in this CD&A.

Annual Grant Date. The annual grant date for our stock incentive program is in the first quarter of the fiscal year, following publication of our fourth quarter financial results. This is done to enhance corporate governance procedures and to avoid unintended burdens to participants as a result of “black-out periods.”

Retirement/Post-Employment Compensation – Pension / Retirement Benefits – Objective A

Autoliv operates certain supplemental retirement benefit programs, in addition to the mandatory programs required by local national statutes, and maintains defined benefit or defined contribution plans for our named executive officers that are competitive with customary local practice. The programs’ terms are as follows:

Defined Contribution Programs (individual retirement investment from Company contributions). Since 2007, all newly hired or promoted senior executives participate in defined contribution plans rather than defined benefit plans (with the exception of certain senior executives that participate in location-specific defined benefit plans, as in the case of Mr. Fredin). Currently, Messrs. Adamson, Carlson, Wallin, Chang, and Nilsson participate in this program. The Company contributes a percentage of each executive’s annual base salary to the plan, as follows: (i) Mr. Carlson, 48%; (ii) Mr. Wallin, 35%; (iii) Mr. Chang, 25%; (iv) Mr. Nilsson, 35% and (v) Mr. Adamson, 35%. During 2014, Mr. Fredin participated in a 401(k) plan available to U.S. based employees. Under this plan, the Company makes an employer matching contribution equal to 100% of the first 3%, and then equal to 50% of the next 2% of employee contributions (expressed as percentage of base pay), up to certain limits. Mr. Fredin also participated in a non-qualified defined contribution plan, pursuant to which the Company matches 80% of employee contributions up to 7% of annual base pay.

Defined Benefit Program. As noted above, since 2007, with certain exceptions, all newly hired or promoted senior executives participate in a defined contribution plan rather than a defined benefit plan. The program’s normal retirement age, with certain exceptions, is 65. Mr. Carlson participated in a Company defined benefit plan prior to becoming CEO. Mr. Fredin participates in a U.S. tax-qualified defined benefit plan, as well as a supplemental defined benefit plan. Additional information regarding these plans is described later under “Pension Benefits.” Other than Messrs. Carlson and Fredin, none of our named executive officers are parties to a defined benefit arrangement with the Company.

Based on advice from our benefits consultants, the Company believes these benefits are consistent with the benefits of large Swedish companies. The Company periodically reviews competitive market practices to take advantage of cost-saving opportunities and to ensure our retirement benefits are competitive and cost efficient for our non-executive officers and for the Company.

Retiree Medical Plan. Mr. Fredin is covered by a retiree medical plan, pursuant to which, upon his attaining age 55 and a minimum of 15 years of service, the Company will make a premium contribution of $33.33 per month for each year of service from age 55 to 65 and $8.33 per month for each year of service for ages 65 and over. This plan was available to all employees of Autoliv ASP hired prior to 2004, at which time the plan was frozen to new participants. The plan may be terminated at any time for both current employees and current retirees/participants with no obligation or benefit payout. Effective December 31, 2014, the retirement arrangement was adjusted so that Mr. Fredin is covered by a Health Retirement Account (“HRA”), pursuant to which, upon his attaining age 55 and a minimum of 15 years of service, the Company will provide an annual benefit of $3,000 to an HRA upon retirement prior to age 65 and an annual benefit of $875 to an HRA after age 65. This annual benefit will be reduced if Mr. Fredin retires prior to age 60. This retiree medical benefit plan is available to all employees of Autoliv ASP hired prior to 2004. This plan may be terminated at any time for both current employees and current retirees/participants with no obligation of benefit payout.

Retirement/Post-Employment Compensation – Change in Control/Severance – Objectives A & B

Each of our named executive officers has an employment agreement with the Company, pursuant to which he is entitled to certain severance benefits in the event of his termination of employment. A detailed summary of the terms of these agreements is provided on page 44 of this Proxy Statement.

In addition, each of our named executive officers, other than Mr. Nilsson, has a change-in-control (“CiC”) severance agreement with the Company, pursuant to which the executive is entitled to certain severance benefits in the event of his termination of employment in connection with a CiC (which benefits would be in lieu of any benefits under the employment agreement). These arrangements are provided to our most senior executive officers as a competitive pay package component to encourage executives to remain focused on the Company’s business in the event of rumored or actual fundamental corporate changes. A detailed summary of the terms of these agreements is provided on page 44 of this Proxy Statement.

Each of Messrs. Carlson’s, Wallin’s and Adamson’s CiC agreements contains a “modified single-trigger,” which means that the executive may terminate his employment for any reason during the 30-day period commencing one year after the CiC and be entitled to severance benefits provided under the CiC agreement. While the Company has not amended their CiC agreements, in December 2010, the Board approved a policy limiting future CiC agreements to a “double-trigger” arrangement, which means that the severance benefit is not provided unless the participant incurs an involuntary termination within a designated period following a CiC. Messrs. Chang’s and Fredin’s CiC agreements are consistent with this policy. In addition, in November 2011, the Board approved a policy providing that new hires will receive CiC severance benefits, if at all, in accordance with local market practice, as opposed to all officers receiving the same CiC severance benefits by reason of being an officer. In light of this policy, the Compensation Committee did not offer Mr. Nilsson a CiC agreement as part of his compensation arrangement with the Company.

Pursuant to the 1997 Plan, outstanding equity awards will become fully vested upon the occurrence of a CiC. The “change-in-control” definition contained in the 1997 Plan and change-in-control severance arrangements is predicated on actual consummation of a corporate transaction, such as a merger, rather than upon stockholder approval of the transaction. This avoids an inadvertent “early trigger” of any CiC provisions should the transaction fail to close.

We do not provide tax gross-up protection for CiC excise taxes (i.e., U.S. taxes under Section 4999 of the United States Internal Revenue Code of 1986, as amended (the “U.S. Internal Revenue Code”) applied to change-in-control payments that exceed certain amounts) to our named executive officers.

Results of 2014 Say-On-Pay Proposal

At our 2014 annual meeting of stockholders held on May 6, 2014, approximately 86.6% of the stockholders who voted on the “say-on-pay” proposal approved the compensation of our named executive officers, while approximately 11.9% voted against (with approximately 1.5% abstaining). In considering the results of this most recent advisory vote on executive compensation and the substantial improvement over last year’s voting results, our Compensation Committee concluded that the stockholder vote reflects favorable and improving stockholder support of the compensation paid to our named executive officers and the compensation philosophy and objectives of the Company. The compensation of our named executive officers received significantly higher support from our U.S. stockholders, with lower levels of support among our SDR holders. In response, the Chairman of the Board and the Vice President – Human Resources met with certain Swedish stockholders to discuss any issues or concerns with the Company’s compensation program.

The Company will continue to conduct an annual advisory vote on executive compensation until the next scheduled vote regarding the frequency of stockholder advisory voting on the compensation of executives, which is scheduled to occur at the 2017 annual meeting of stockholders.

Executive Compensation Process

The Role of the Compensation Consultants and Market Data. The Compensation Committee periodically solicits the advice of compensation consultants during the fiscal year to ensure that the Company’s compensation program is competitive with compensation programs offered by the companies in its peer group and companies in the markets in which the named executive officers are located. The Compensation Committee annually reviews our named executive officers’ pay levels and target incentive opportunities versus the competitive market and considers information provided by the consultants regarding trends, input from the Vice President, Human Resources, the CEO’s recommendations as to compensation for our named executive officers (other than himself) and other relevant factors as discussed above in the “Compensation Philosophy and Overview” section.

In 2013, the Company engaged Towers Watson to assist in setting the compensation for 2014. At the direction of the Compensation Committee, Towers Watson was assigned specific tasks related to the compensation of our senior executive officers, including (i) review of peer group and pay changes in the 2014 employment market, (ii) compilation of peer groups for our named executive officers located outside of Sweden, and (iii) compensation analysis for the Compensation Committee. Towers Watson provided the Compensation Committee with the December Market Assessment as part of the Compensation Committee’s annual compensation determination process, as well as the July Market Assessment as part of the Compensation Committee’s review of changing roles and responsibilities in connection with Reorganization.

During 2014, as it had done in the past few years, the Compensation Committee also engaged an independent advisor, Mr. Gerrit Aronson, who reported directly to the Compensation Committee. During 2014, Mr. Aronson attended all meetings of the Compensation Committee and provided independent perspective and advice to the Compensation Committee on various aspects of the Company’s total compensation system and the market environment in which the Company operates. The Compensation Committee also reviewed compensation data from broad-based compensation surveys conducted by Mercer Human Resource Consulting AB (“Mercer”) for the Swedish market as an additional point of reference. Mercer was not, however, engaged by the Company or the Compensation Committee as a compensation consultant in 2014.

The Compensation Committee’s objective is for our named executive officers’ base salary to approximate the market median (+/- 25%). The Compensation Committee follows a similar approach with respect to total direct compensation (base salary plus target annual non-equity incentive award plus the assumed value of long term incentives). The Compensation Committee intends, in those instances where our named executive officers’ base salary and non-equity incentive levels deviate from the median, to further align such elements of compensation with the relevant market data over time. In addition, the Compensation Committee reviewed the median total target cash compensation (base salary plus target annual non-equity incentive) of the relevant market data.

For our named executive officers, the Compensation Committee has previously transitioned from using both an international and national peer group to using only market data from the countries where executives are located, using the most current compensation data available in those selected markets. For purposes of determining 2014 compensation levels, this included local market data from Sweden, Shanghai and the U.S. As described in greater detail below, with respect to market data for Sweden, Shanghai and the U.S., Towers Watson used its internal proprietary non-disclosed compensation database to assess local market compensation levels for executive roles operating within the general, high-tech, automotive and manufacturing industries. Such market assessments are based on our named executive officers’ role, characteristics and responsibilities including job function, reporting level and other organizational financial and organizational scope measures, including revenue responsibility, employees, and geographical responsibility. The market data contained information regarding the assessed level of base salary, total cash compensation, total direct compensation and total compensation.

Messrs. Carlson, Nilsson and Wallin. In considering compensation for 2014 for our named executive officers based in Sweden (Messrs. Carlson, Nilsson and Wallin), as well as for purposes of determining any necessary adjustments in connection with the Reorganization, the Compensation Committee reviewed market data (base salary, total target cash compensation, total direct compensation and total compensation) from a peer group consisting of large-cap Swedish companies that have global industrial operations of substantial size in major manufacturing markets of North America, Europe and Asia (the “Swedish peer group”) headquartered in Sweden and with executives based in Sweden with Swedish employment conditions. The Swedish peer group relevant to both the December Market Assessment and the July Market Assessment is the same peer group that has been used in prior years. Towers Watson chose the companies that comprise the Swedish peer group based on 25th – 75th percentile ranges for market capitalization, total revenue and number of employees. The companies comprising the Swedish peer group relevant to both the December Market Assessment and the July Market Assessment are listed below.

Swedish Peer Group
Company	Market Cap ($ in millions)*	Revenues ($ in millions)**	# of Employees*
Volvo	21,158	42,270	95,333
Ericsson	37,197	35,259	114,340
Skanska	8,183	21,140	57,105
Electrolux	7,890	16,924	60,754
SCA	19,043	13,802	33,535
Sandvik	17,714	13,540	47,338
Scania	15,375	13,466	40,953
Atlas Copco	23,303	13,007	40,241
SKF	10,948	9,861	48,401
Assa Abloy	18,607	7,517	42,556
Alfa Laval	10,776	4,703	16,308
Husqvarna	2,711	4,699	14,156
Getinge	7,618	3,921	14,723
SAAB	2,880	3,682	14,140
Hexagon	10,378	3,347	13,931
Elekta	5,644	1,603	3,488

*	Based on December 2013 data. Exchange rate used: 1 USD = 6.4495 SEK.

**	Based on fiscal year 2013 data. Exchange rate used: 1 USD = 6.4495 SEK.

Mr. Fredin. In considering compensation for 2014 for Mr. Fredin, the Compensation Committee reviewed market data (base salary, total target cash compensation, total direct compensation and total compensation) from a peer group consisting of the U.S. companies listed below (the “2013 U.S. peer group”). Towers Watson chose the companies that comprise the 2013 U.S. peer group based on market capitalization, total revenue and number of employees. The companies comprising the 2013 U.S. peer group relevant to the December Market Assessment are listed below.

2013 U.S. Peer Group
Company	Market Cap ($ in millions)*	Revenues ($ in millions)***	# of Employees
Aerojet	**	**	**
Alliant Techsystems Inc.	3,861	4,362	14,000
BAE Systems	22,529	27,624	81,000
Bechtel Systems & Infrastructure	**	**	**
Boeing	100,883	86,623	174,400
Bombardier Transportation	8,315	17,741	71,700
CNH	15,455	35,098	67,457
Chrysler	9,945	118,204	214,836
Cooper Standard Automotive	641	3,091	22,400
Curtiss-Wright	2,500	2,511	9,300
Daimler Trucks North America	**	**	**
Esterline Technologies	2,762	1,970	12,049
Exelis Inc.	3,337	4,816	19,900
Faurecia US Holdings Inc.	**	**	**
Federal Mogul Holding Corporation	3,079	6,786	45,000
Ford	67,371	146,917	171,000
GenCorp	1,117	1,383	3,391
General Dynamics	32,282	31,218	92,200
General Motors	53,795	155,427	70,000
Hexcel	4,374	1,678	4,973
Honeywell	69,451	39,055	132,000
International Automotive Components	**	**	**
L-3 Communications Holdings Inc.	9,169	12,629	51,000
Navistar International Corporation	3,234	10,775	14,800
Nissan North America	**	**	13,000
Northrop Grumman	25,014	24,661	68,100
Oshkosh Corporation	4,212	7,665	11,900
Rockwell Collins Inc.	9,827	4,610	18,300
Rolls-Royce North America	**	**	**
Science Applications International Corporation	27,830	92,492	6,146
Spirit AeroSystems Holdings, Inc.	4,723	5,961	14,623
Toyota Motor Engineering & Manufacturing North America	**	**	**
United Technologies	101,723	62,626	218,300
Winnebago Industries	867	803	2,680

* Based on market cap data from November 2013.

** Statistics not publicly available because the company is either a privately-held company or it is a subsidiary of a public company. The information in such cases is based on Tower Watson’s own confidential, in-house databases.

*** Based on fiscal year 2012 data.

In connection with the Reorganization, the Compensation Committee reviewed the same market data previously reviewed in the December Market Assessment, but, in order to capture additional information related to top sales executives, the peer group used in the July Market Assessment was revised to expand the industries covered by the peer group. Towers Watson chose the companies that comprise the 2014 U.S. peer group based on market capitalization, total revenue and number of employees. The companies comprising the 2014 U.S. peer group relevant to the July Market Assessment are listed below.

2014 U.S. Peer Group
Company	Market Cap ($ in millions)*	Revenues ($ in millions)**	# of Employees
Rolls Royce Holdings plc(1)	-	26,385	55,200
Faurecia S.A.	5,111	24,510	97,419
Eaton Corporation plc	35,754	22,046	101,000
The Goodyear Tire & Rubber Company	6,486	19,540	69,000
Whirlpool Corp.	11,580	18,769	69,000
Jabil Circuit Inc.	3,712	18,308	177,000
Bombardier Inc.	6,673	18,151	66,850
TRW Automotive Holdings Corp.	9,040	17,435	67,100
Lear Corp.	6,805	16,234	122,300
Illinois Tool Works Inc.	34,555	14,135	51,000
Parker-Hannifin Corporation	17,852	13,067	58,151
L-3 Communications Holdings Inc.	10,218	12,629	48,000
Textron Inc.	10,941	12,104	32,000
Stanley Black & Decker, Inc.	12,652	11,001	50,700
Navistar International Corporation	2,753	10,775	16,269
Oshkosh Corporation	4,982	7,446	11,900
Visteon Corporation	4,280	7,439	24,000
BorgWarner Inc.	14,035	7,437	19,700
Terex Corp.	4,925	7,084	20,500
Federal-Mogul Holding Corporation	2,807	6,786	44,275
Dana Holding Corporation	3,674	6,769	23,100
Rockwell Automation Inc.	17,285	6,454	22,000
Spirit AeroSystems Holdings, Inc.	4,014	5,961	15,572
Harley-Davidson, Inc.	14,655	5,900	6,400
Harris Corporation	7,813	4,978	14,000
Flowserve Corp.	10,779	4,955	18,000

2014 U.S. Peer Group
Company	Market Cap ($ in millions)*	Revenues ($ in millions)**	# of Employees
International Automotive Components Group, S.A.	-	4,858	27,000
Exelis Inc.	3,615	4,816	17,200
Harman International Industries, Incorporated	7,212	4,744	12,221
SPX Corporation	4,412	4,717	14,000
Rockwell Collins Inc.	10,770	4,619	18,300
Alliant Techsystems Inc.	4,254	4,583	16,000
Timken Co.	5,418	4,341	19,052
Science Applications International Corporation	1,833	4,355	13,000
The Gates Corporation	-	-	13,433

(1) Data	reflects U.S. subsidiary operations.

*	Based on market cap data from March 2014.

**	Data based on fiscal year 2013 if reported at that time, otherwise fiscal 2012.

Mr. Chang. In considering compensation for 2014 for Mr. Chang, as well as for purposes of determining any necessary adjustments in connection with the Reorganization, the Compensation Committee reviewed a Towers Watson’s market assessment. Towers Watson compiled both the December Market Assessment and the July Market Assessment using Shanghai market compensation data drawn from its internal general industry database with parent and subsidiary company compensation data for selected executives with similar employment characteristics and responsibilities as Mr. Chang within general, automotive and high-tech industries. These employment characteristics and responsibilities include job function, reporting level, and other organizational measures (including revenue responsibility, employees, and geographical responsibility). Mr. Chang’s new responsibilities as President Passive Safety include operational oversight of a significant portion of the Company’s revenue.

Role of the Chief Executive Officer. Our CEO regularly participates in the meetings of the Compensation Committee. During 2014, the CEO was invited by the Compensation Committee to participate in all of its meetings. The Compensation Committee regularly holds executive sessions, excusing the CEO from the meeting, to discuss matters related to the CEO’s compensation. The CEO and Vice President, Human Resources work together to develop a recommendation to present to the Compensation Committee with respect to compensation packages for each of the named executive officers, other than the CEO.

The Compensation Committee has delegated the authority for the determination of certain grants under our long-term incentive plan to the CEO, subject to established grant limits. The Compensation Committee reviews the compensation levels set by the CEO under the long-term incentive program, including grants to the other named executive officers. As a result, our CEO generally has a significant impact on the compensation paid to the other named executive officers.

EXECUTIVE COMPENSATION

Summary Compensation Table(1)

The following table shows information concerning the annual compensation for services provided by our President and CEO, our CFO and our four other most highly compensated executives in the fiscal years ended December 31 in the periods 2012, 2013 and 2014:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Jan Carlson President and CEO	2014	1,202,299	0	408,169	239,951	598,745	27,022	628,239	3,104,425
	2013	1,155,968	0	406,788	294,951	873,905	-	648,188(10)	3,379,790
	2012	1,100,913	0	307,900	270,150	205,430	18,773	474,421	2,377,587

Mats Wallin Chief Financial Officer	2014	508,297	0	157,867	92,788	162,181	-	220,628	1,141,761
	2013	467,248	0	157,277	114,047	206,056	-	187,190	1,131,818
	2012	441,645	0	119,055	104,458	48,073	-	180,227	893,458

George Chang President Passive Safety	2014	595,541	0	135,555	79,671	222,434	-	348,798	1,381,999
	2013	513,013	0	135,058	97,937	290,879	-	343,918	1,380,805
	2012	490,148	0	94,402	82,846	68,596	-	321,108	1,057,100

Steven Fredin Group VP Sales & Engineering	2014	526,000	0	135,555	79,671	196,461	572,900	170,414	1,681,001
	2013	480,000	0	135,058	97,937	272,160	-	78,134	1,063,289
	2012	440,000	0	94,402	82,846	61,578	303,700	71,307	1,053,833

Jonas Nilsson (6) President Autoliv Europe	2014	387,240(7)	236,824(8)	135,555	79,671	144,634	-	165,620	1,149,544

Mats Adamson (9) Former Vice President Human Resources	2014	228,034	0	117,050	68,793	99,366	-	1,450,523	1,963,766

(1)	The amounts contained in the table were paid in Swedish Kronor, USD or Chinese Yuan Renminbi (CNY). All amounts have been converted to US dollars using the following exchange rates: 1 USD = 7.8117 SEK = 6.2022 CNY.

(2)	The numbers reflect the aggregate grant-date fair value of the RSUs granted in each respective year, calculated in accordance with FASB Topic 718. The assumptions made in the valuation of the RSUs are contained in Note 15 “Stock Incentive Plan” to the Company’s consolidated financial statements contained in the Company’s 2014 Annual Report, as filed with the SEC on February 19, 2015. The aggregate grant date fair values previously reported for the RSUs granted in 2012 reflected the value of the RSUs based on the stock price on the date of grant ($67.00), instead of the fair value of the stock on the date of grant as disclosed in the in Note 15 to the Company’s consolidated financial statements ($61.58).

(3)	The numbers reflect the aggregate grant-date fair value of the options granted in each respective year, calculated in accordance with FASB Topic 718. The assumptions made in the valuation of the options are contained in Note 15 “Stock Incentive Plan” to the Company’s consolidated financial statements contained in the Company’s 2014 Annual Report, as filed with the SEC on February 19, 2014. There was no incremental fair value related to the correction in 2014 of an administrative error in the exercise price of the stock options granted in February 2013.

(4)	All amounts contained in the column relate to Change in Pension Value as used for accounting purposes according to U.S. GAAP. In 2013, the value of Mr. Carlson’s benefit under his defined benefit plan decreased by $18,360 and the value of Mr. Fredin’s benefit under the pension plan decreased by $46,400. In 2014, falling interest rates accounted for an increase of approximately $210,000 in the present value of Mr. Fredin’s pension benefit in 2014.

(5)	The following table reflects the items that are included in the All Other Compensation column for 2014.

2014 All Other Compensation

Name	Perquisites ($)(a)	Company Contributions to Defined Contribution Plans ($)(b)	Tax Payment ($)	Vacation Supplement ($)(d)	Severance ($)	Total ($)
Carlson	29,987	577,104	-	21,148	-	628,239
Wallin	31,223	177,904	-	11,501	-	220,628
Chang	199,913	148,885	-	-	-	348,798
Fredin	44,385	39,662	86,367(c)	-	-	170,414
Nilsson	28,234	135,534	-	1,852	-	165,620
Adamson	14,874	79,812	-	4,502	1,351,335(e)	1,450,523

(a)	For Mr. Carlson, reflects the value of a company car ($28,336) and company-paid healthcare benefits. For Mr. Wallin, reflects the value of a company car, company-paid healthcare benefits and reimbursements for certain spousal travel-related expenses. For Mr. Chang, reflects the value of a company car ($42,936), company-paid healthcare benefits, reimbursement for housing accommodations in China ($67,395) and an education allowance for his children ($78,817); a Company club membership is also available to, but not used by, Mr. Chang. For Mr. Fredin, reflects the value of a company car ($22,522), reimbursement for club membership and company-paid healthcare benefits. For Mr. Nilsson, reflects the value of a company car, company-paid healthcare benefits and an education allowance for his children. For Mr. Adamson, reflects the value of a company car and company-paid healthcare benefits.

(b)	Reflects for Messrs. Carlson, Wallin, Chang, Nilsson and Adamson, contributions to the named executive officer’s defined contribution plans and, with respect to Mr. Fredin, $10,320 in matching contributions to the U.S. 401(k) plan and $29,342 in contributions to the Autoliv North America Non-Qualified Retirement Plan.

(c)	Reflects a gross-up payment related to the use of the Company car and a payment related to a penalty imposed on Mr. Fredin under tax code section 409A due to an administrative error by the Company.

(d)	Required by Swedish labor law.

(e)	Reflects severance paid or that will become payable to Mr. Adamson in connection with his separation from the Company and the approximate value of stock options and RSUs that will become vested in connection with his separation. See Potential Payments upon Termination or Change in Control below for more information regarding the components of Mr. Adamson’s severance arrangement.

(6)	Mr. Nilsson was not a named executive officer in 2012 or 2013.

(7)	This amount reflects what Mr. Nilsson actually received in 2014 as salary. Mr. Nilsson started on January 10, 2014 and would have received $396,841 in salary had he been President Autoliv Europe for the full year.

(8)	Reflects a discretionary signing bonus paid to Mr. Nilsson in 2014.

(9)	Mr. Adamson was not a named executive officer in 2012 or 2013. Mr. Adamson ceased performing services as the Company’s Vice President Human Resources effective August 31, 2014. As described in Potential Payments upon Termination or Change in Control, the Total Compensation column above aggregates amounts paid, or to be paid, in connection with his separation over both 2014 and 2015.

(10)	Includes $62,422 as settlement of earned but unused vacation days, as required by Swedish labor law.

2014 Grants of Plan-Based Awards Table

The following table summarizes grants of plan-based awards to named executive officers made in the year ended December 31, 2014:

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)(1)
Name		Threshold ($)	Target ($)	Maximum ($)

Jan Carlson	02/19/14				4,610			408,169
	02/19/14					13,830	94.87	239,951
		0	721,379	1,442,759
Mats Wallin	02/19/14				1,783			157,867
	02/19/14					5,348	94.87	92,788
		0	195,399	390,798
George Chang	02/19/14				1,531			135,555
	02/19/14					4,592	94.87	79,671
		0	267,993	535,987
Steve Fredin	02/19/14				1,531			135,555
	02/19/14					4,592	94.87	79,671
		0	236,700	473,400
Jonas Nilsson	02/19/14				1,531			135,555
	02/19/14					4,592	94.87	79,671
		0	174,258	348,516
Mats Adamson	02/19/14				1,322			117,050
	02/19/14					3,965	94.87	68,793
		0	119,718	239,436

(1)	The numbers reflect the aggregate grant-date fair value of the options and RSUs calculated in accordance with FASB Topic 718.

Outstanding Equity Awards at 2014 Fiscal Year-End

The following table summarizes the total number of securities underlying outstanding plan awards for the named executive officers in the year ended December 31, 2014:

		Option Awards(1)				Stock Awards(1)
Name	Grant Year	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Un-exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Jan Carlson	2014		13,830	94.87	02/19/24	4,610	489,213
	2013					6,298	668,344
	2012					5,000	530,600
Mats Wallin	2014		5,348	94.87	02/19/24	1,783	189,212
	2013					2,435	258,402
	2012					1,933	205,130
	2011	5,534		72.95	02/22/21
George Chang	2014		4,592	94.87	02/19/24	1,531	162,470
	2013	6,274		69.18	02/19/23	2,091	221,897
	2012					1,533	162,682
Steve Fredin	2014		4,592	94.87	02/19/24	1,531	162,470
	2013					2,091	221,897
	2012					1,533	162,682
	2011	4,106		72.95	02/22/21
Jonas Nilsson	2014		4,592	94.87	02/19/24	1,531	162,470
Mats Adamson	2014		3,965	94.87	02/19/24	1,322(3)	140,291(3)
	2013					1,805(3)	191,547(3)
	2012					1,433	152,070

(1)	The options and RSUs were granted on February 22, 2011, February 22, 2012, February 19, 2013 and February 19, 2014. All options granted are for 10-year terms with an exercise price equal to the fair market value (as defined in the 1997 Plan) per share on the date of grant and become exercisable after one year of continued employment following the grant date. All RSUs granted generally vest after three years and are conditioned upon the grantee not having given notice of termination of employment prior to such date.

(2)	The closing price on the NYSE for our common stock on December 31, 2014, the last trading day of the year, was $106.12.

(3)	These shares will be forfeited prior to vesting due to Mr. Adamson’s separation from the Company.

Option Exercises and Stock Vested during 2014

The following table summarizes for each of our named executive officers the option awards that were exercised and RSUs that vested during the year ended December 31, 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Jan Carlson	112,175	4,265,635	4,760	455,151

Mats Wallin	15,756	557,829	1,845	176,419

George Chang	4,600	131,008	496	47,428

Steve Fredin	16,374	573,462	1,369	130,904

Jonas Nilsson	-	-	-	-

Mats Adamson	5,416	182,573	1,369	130,904

(1)	The value realized upon exercise of stock options reflects the difference between the price of a share of our common stock on the date of exercise and the exercise price of the stock option.

(2)	The value realized on vesting of RSUs shown in the table above was calculated as the product of the closing price of a share of our common stock on the vesting date multiplied by the number of RSUs vested.

Pension Benefits

The following table summarizes the present value of the benefit (and other information) under the defined benefit plan of the Company for the named executive officers in the year ended December 31, 2014. Messrs. Wallin, Chang and Nilsson do not participate in a defined benefit plan. Since 2007, when he became the CEO, Mr. Carlson has not participated in a defined benefit plan.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments during Last Fiscal Year ($)
Jan Carlson(1)	Defined Benefit	2	306,540(2)	0
Mats Wallin	-	-	-	-
George Chang	-	-	-	-
Steve Fredin	Autoliv ASP, Inc. Pension Plan	23	577,900(3)	0
	Autoliv ASP, Inc. Excess Pension Plan	23	809,700(3)	0
Jonas Nilsson	-	-	-	-
Mats Adamson	-	-	-	-

(1)	Mr. Carlson participated in a defined benefit plan of the Company prior to becoming CEO. Pursuant to the terms of his defined benefit plan, were he to retire today, Mr. Carlson would be entitled to an accrued benefit which shall be the sum of (a) 1.00% of the Average Final Earnings (as defined in the benefit plan) times years of Benefit Service (as defined in the benefit plan) earned before January 1, 2006, plus (b) 0.70% of the Average Final Earnings times years of Benefit Service earned after December 31, 2005, plus (c) 0.50% of the Average Final Earnings in excess of Covered Compensation (as defined in the benefit plan) times years of Benefit Service up to 35 years. As reflected in the Summary Compensation table, in 2014, the present value of Mr. Carlson’s benefit from the defined benefit plan increased.

(2)	The accumulated benefit is a measure of pension liabilities used for accounting purposes. The underlying calculation values accrued pensions for plan beneficiaries based on completed service and current salaries allowing for any required future increases on these benefits. Effectively, regarding pension benefits, the measure gives an approximate indication of the liability that would have to be met if the plan were frozen. The measure is market-based in that it values liabilities at market interest rates for investment grade bonds.

(3)	The actuarial present value of Mr. Fredin’s accumulated plan benefit is based on Mr. Fredin’s accrued benefit in each plan as of December 31, 2014, using the plan’s benefit formula and actual earnings and service through December 31, 2014. The calculation is based on the same assumptions used for financial reporting purposes under generally accepted accounting principles with the following exceptions: (a) Mr. Fredin was assumed to retire on his normal retirement date of March 1, 2027, (b) Mr. Fredin was assumed to elect a lump sum payment in both plans, payable on March 1, 2027, and (c) no pre-retirement decrements (withdrawal, retirement, disability, or death) were assumed. Key assumptions used to calculate the defined benefit values as of December 31, 2014, are as follows: (i) discount rate of 4.0%, (ii) lump sum interest rates of 4.98% for the first five years, 4.90% for the next 15 years, and 4.53% thereafter, and (iii) solely for determination of the projected lump sum amounts, the applicable mortality table under U.S. Internal Revenue Code Section 417(e) projected to 2027 using Scale MP2014.

U.S. Pension Plan. During 2014, Mr. Fredin participated in the Autoliv ASP, Inc. Pension Plan (which we refer to as the Pension Plan). The Pension Plan is a funded, defined benefit pension plan that provides benefits for the Company’s U.S. employees hired prior to January 1, 2004, who meet minimum age and service eligibility requirements. Subject to certain limitations, the monthly retirement benefit under the Pension Plan (assuming attainment of age 65, the retirement age specified by the plan, and an election to receive payments in the form of a life annuity), is determined in accordance with a formula that takes into account the following factors: the highest average of any consecutive five calendar years of pensionable earnings during the last ten years of employment (“average final earnings”), and the number of years of benefit service. The retirement benefit for Mr. Fredin under the Pension Plan is a monthly pension equal to 1/12th of the amount determined as follows:

•	1.0% of average final earnings times years of benefit service prior to 12/31/2005, plus

•	0.5% of average final earnings in excess of “Covered Compensation” times years of benefit service prior to 12/31/05, plus

•	0.7% of average final earnings times years of benefit service on or after 1/1/2006, plus

•	0.5% of average final earnings in excess of “Covered Compensation” times years of benefit service on or after 1/1/2006.

For purposes of this formula, “earnings” in a given year means the participant’s gross annual compensation, excluding amounts credited or paid under the key employees stock option and performance unit plan, long term incentive plans, severance pay and reimbursement for employment-related expenses, but including bonuses and incentive pay which is not, and has not been, subject to deferred income taxation under the U.S. Internal Revenue Code. “Covered Compensation” means the average of the Social Security taxable wage bases during the 35-year period ending with the year in which the participant reaches the Social Security normal retirement age. Pension Plan benefits will begin when a participant reaches normal retirement age, defined as age 65. Benefits can begin as early as age 55, if the participant also has five years of vesting service, but the benefit will be lower than at normal retirement age. Disability retirement is offered under the Pension Plan to participants who have at least 15 years of vesting service, are eligible to receive Social Security Disability benefits, become totally and permanently disabled while employed, and are not eligible to participate in long-term disability insurance.

Benefits under the Pension Plan are payable in the form of a lump sum or annuity, as selected by the participant. Participants in the Pension Plan will be 100% vested in their plan benefit after five years of vesting service or if they reach age 65 while employed by Autoliv. Mr. Fredin is fully vested in his Pension Plan benefits.

Supplemental Executive Retirement Plan. Mr. Fredin also participated in the Autoliv ASP, Inc. Excess Pension Plan (which we refer to as the Excess Pension Plan). The Excess Pension Plan is an unfunded, nonqualified defined benefit retirement plan, pursuant to which participating U.S. employees are eligible to receive a retirement benefit based on the benefit they would receive under the Pension Plan. Benefits payable under the Excess Pension Plan are calculated without regard to the limitations imposed by the U.S. Internal Revenue Code on the amount of compensation that may be taken into account under the Pension Plan. The purpose of the Excess Pension Plan is to supplement the benefits payable under the Pension Plan.

The supplemental benefit payable under the Excess Pension Plan is equal to the excess, if any, of (i) the monthly benefit that would be payable to the executive under the Pension Plan as of the later of age 65 or the executive’s separation from service, computed without regard to applicable U.S. Internal Revenue Code limitations, and computed as if amounts deferred under a bonus or incentive compensation plan had been counted as “earnings” under the Pension Plan), over (ii) the amount of monthly benefit payable to the executive under the Pension Plan as of the later of age 65 or the executive’s separation from service, as limited by the U.S. Internal Revenue Code and the terms of the Pension Plan. Benefits under the Excess Pension Plan will be payable in a single lump sum on the first day of the seventh month following the month in which the executive retires or otherwise separates from service. Mr. Fredin is fully vested in his benefits in the Excess Pension Plan.

Nonqualified Deferred Compensation

The following table sets forth certain information with respect to the Autoliv North America Non-Qualified Retirement Plan (which we refer to as the Non-Qualified Retirement Plan). Mr. Fredin is the only named executive officer that participates in the Non-Qualified Retirement Plan.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)(4)
Jan Carlson	-	-	-	-	-
Mats Wallin	-	-	-	-	-
George Chang	-	-	-	-	-
Steven Fredin	52,396	29,342	86,263	0	1,648,306
Jonas Nilsson	-	-	-	-	-
Mats Adamson	-	-	-	-	-

(1)	Mr. Fredin’s contributions to the Non-Qualified Retirement Plan are included in the amount reported as “Salary” in the Summary Compensation table for fiscal year 2014.

(2)	The Company’s matching contributions to the Non-Qualified Retirement Plan are included in the “All Other Compensation” in the Summary Compensation table for Mr. Fredin for fiscal year 2014.

(3)	Aggregate earnings are not includable in the Summary Compensation table because such earnings are not above-market or preferential interest rates.

(4)	Includes amounts previously reported in the Summary Compensation Table, in the previous years when earned if that executive officer’s compensation was required to be disclosed in a previous year. Amounts previously reported in such years include previously earned, but deferred, salary and Company matching contributions.

Pursuant to the Non-Qualified Retirement Plan, participants may elect to defer a stated percentage of their base salary for each plan year, as determined by the administrative committee of the plan; provided, however, the amount deferred may not exceed 25% of a participant’s base salary. Earnings (and losses) are credited to participants’ accounts based on participant choices between various investment options and the rate of return determined by the administrative committee of the plan.

Participants are eligible to receive matching contributions equal to 80% of their deferred amounts. For plan years ending on or before December 31, 2008, deferred amounts in excess of 12% of the participant’s compensation were not eligible for matching contributions. For plan years beginning on or after January 1, 2009, deferred amounts in excess of 7% of the participant’s compensation are not eligible for matching contributions. Participants are always 100% vested in their deferred amounts and earnings thereon; provided, however, matching contributions and earnings thereon in a participant’s account are subject to forfeiture if the participant is determined by the Board to have stolen Company assets, violated the Company’s Standards of Business Conduct and Ethics or disclosed confidential business or technical information of the Company to unauthorized third parties.

Participants may elect to receive distributions from their accounts on the first day of the seventh month following the occurrence of any one of the following distribution events as designated by the participant: (i) separation from service, (ii) death, (iii) attainment of normal retirement age (65), or (iv) attainment of early retirement age (age 55 and at least five years of service with the Company). Amounts will be distributed in one of the following forms, as selected by the participant: (i) a single lump sum, (ii) 60 approximately equal monthly installments or (iii) 120 approximately equal monthly installments.

Potential Payments Upon Termination or Change in Control

The Company has entered into agreements and maintains plans that may require the Company to make payments and/or provide benefits to our named executive officers in the event of termination of employment or a change in control. The paragraphs below summarize the material terms of such agreements with our named executive officers, including Mr. Adamson, our former Vice President Human Resources. However, following his separation with the Company, Mr. Adamson is no longer entitled to additional benefits provided in the employment agreement and severance agreement. A summary of Mr. Adamson’s separation agreement with the Company may be found later in this section.

Employment Agreements. The Company has an employment agreement with each of our named executive officers. The employment agreements obligate the Company to provide 18 months’ notice of termination of employment for each of the named executive officers other than Mr. Nilsson, who is entitled to 6 months’ notice of termination (unless either Fredin, Chang or Nilsson is terminated for “cause,” in which case termination would be effective immediately), as well as certain severance payments. Each of the named executive officers must provide the Company with 6 months’ notice of resignation, with the exception of Mr. Carlson, who must provide the Company with 12 months’ notice of resignation. The employment agreements automatically terminate on the last day of the month before Messrs. Chang’s, Fredin’s, Adamson’s and Nilsson’s 65th birthday, and before Messrs. Carlson’s and Wallin’s 60th birthday.

Except as provided below, following the executive’s termination of employment, each of the named executive officers are prohibited from competing with the Company for a period of 12 months. Such noncompetition covenant does not apply in the event that (i) the Company terminates Messrs. Carlson’s, Wallin’s, or Adamson’s employment for any reason other than by reason of the executive’s breach of the agreement or Messrs. Nilsson’s Chang’s or Fredin’s employment for any reason other than for Cause, or (ii) Messrs. Carlson, Wallin or Adamson terminate employment due to the Company’s breach of the agreement or Messrs. Nilsson, Chang or Fredin resign for Good Reason. In consideration for such noncompetition, the Company is obligated to make monthly severance payments to the executive for 12 months. Such monthly payments will be equal to the difference between the executive’s monthly gross salary as of the date of his employment termination and any lower salary earned by the executive in any new employment. The monthly payment is limited to a maximum of 60% of the gross salary earned as of the date of his employment termination. The Company is not obligated to make such payments if the executive’s employment terminates due to his retirement.

In addition to receiving full base salary and benefits during the requisite notice period, if Messrs. Carlson, Wallin or Adamson is terminated involuntarily by the Company other than for breach of the agreement or if the Company terminates Messrs. Nilsson’s, Chang’s or Fredin’s employment involuntarily other than for Cause or if Messrs. Nilsson, Chang or Fredin resigns for Good Reason, then the executive would be entitled to a lump sum severance payment equal to, in the case of Mr. Nilsson, one and one-half times his then-current base salary, or, in the case of Messrs. Carlson, Wallin, Adamson, Chang and Fredin, the sum of (i) the executive’s then-current annual salary, (ii) the average of the annual bonuses received by the executive for the two most recent fiscal years, or, if higher, the annual bonus for the fiscal year immediately prior to the year of termination, (iii) the annual taxable value of the benefit of a Company car, and (iv) the value of any defined benefit or defined contribution plan benefits to which the executive would have been entitled to if he remained in service for one year following termination.

Severance Agreements. Each of the named executive officers, other than Mr. Nilsson, has a change-in-control severance agreement (“CiC Severance Agreement”) with the Company. Pursuant to the terms of each of the CiC Severance Agreements, in the event that during the two-year period following a change of control, (i) the executive terminates his employment for “good reason,” (ii) the Company terminates the executive’s employment for any reason other than death or for “cause,” or (iii) the executive’s employment is terminated due to disability, the executive would be entitled to receive an immediate lump sum payment (the “CiC Severance Payment”) in an amount equal to 2.5 times the sum of (a) such executive’s then-current annual salary (or if higher, the salary in effect immediately prior to the first event or circumstances which constitutes Good Reason), (b) the average of the annual bonuses received by the executive for the two most recent fiscal years, or the annual bonus for the fiscal year immediately prior to the fiscal year during which occurs the first event or circumstance constituting Good Reason, whichever is highest, (c) the taxable value of the benefit of a Company car, and (d) the value of any defined benefit or defined contribution plan benefits to which the executive would have been entitled to if he remained in service for one year following termination. Messrs. Carlson, Wallin and Adamson would also be entitled to the CiC Severance Payment in the event that they choose to terminate their employment for any reason during the 30-day period commencing one year after the change of control. The CiC Severance Payment is in lieu of the severance benefits that would otherwise be payable under the executive’s employment agreement.

For purposes of the discussion above, the following terms have the following meanings:

“Good Reason” generally means the occurrence of any one of the following events without the executive’s express written consent: (i) the assignment to the executive of any duties inconsistent with his status as an executive officer or a substantial adverse alteration in the nature or status of his responsibilities; (ii) any reduction in the executive’s annual base salary; (iii) relocation of the executive’s principal place of employment to a location more than 30 miles, or 45 kilometers, in the case of Mr. Fredin, from his then-current principal place of employment; (iv) the Company’s failure to pay any portion of the executive’s compensation; (v) the discontinuance of any compensation plan in which the executive participated which is material to his total compensation; (vi) in the case of Messrs. Carlson, Wallin and Adamson, any direct or indirect reduction of any material fringe benefit in place at the time of the change in control, or the Company’s failure to provide the number of paid vacation days to which executive is entitled; (vii) any purported termination of the executive’s employment which is not effected pursuant to the notice requirements under the Severance Agreement; or (viii) the failure by any successor to the Company to expressly assume the employment agreement.

“Cause” generally means (i) the willful and continued failure by the executive to substantially perform his duties, or (ii) the willful engaging by the executive in conduct which is demonstrably and materially injurious to the Company or its subsidiaries, monetarily or otherwise.

“Change in Control” generally means (i) the acquisition of 25% (or 20%, in the case of Messrs. Chang and Fredin) or more of the Company’s voting securities; or (ii) the members of the Board cease to constitute a majority of the Board; or (iii) consummation of merger or consolidation unless (1) the current stockholders continue to own at least 60% of the surviving entity’s voting securities, or (2) such transaction was effected to implement a recapitalization of the Company in which no person acquires 25% or more of the Company’s voting securities; or (iv) stockholder approval of a liquidation or dissolution or consummation of an agreement for the sale or disposition of all or substantially all of the Company’s assets (unless the current stockholders continue to own at least 60% of the Company’s voting securities after such transaction).

Equity Awards. Pursuant to the 1997 Plan, upon the occurrence of a change in control, any outstanding options and RSUs held by the executive would fully vest. Pursuant to the agreements evidencing awards granted under the 1997 Plan, upon the executive’s death or retirement, any outstanding RSUs held by the executive would become fully vested. Upon an executive’s involuntary termination of employment absent a change in control, any outstanding options and RSUs that would vest during the applicable notice period, if any, would become fully vested.

Estimated Payments to NEOs upon Termination of Employment under Various Circumstances or a Change in Control. The following tables set forth the estimated value of the payments and benefits described above to each of Messrs. Carlson, Wallin, Chang, Fredin and Nilsson upon termination of employment under various circumstances or a change in control. The amounts shown assume that the triggering events occurred on December 31, 2014. For the purpose of the calculations, the 2014 defined contribution payments for each named executive officer have been used. The amounts contained in the table would be paid in Swedish Kronor, CNY or USD. All amounts have been converted to US dollars using the following exchange rates: 1 USD = 7.8117 SEK = 6.2022 CNY.

Jan Carlson

Estimated Potential Payment or Benefit	Resignation without Good Reason ($)	Termination without Cause or Resignation for Good Reason ($)	Involuntary Termination for Cause ($)	Change in Control ($)	Change in Control and Termination ($)(9)	Death ($)
Lump sum cash severance payment	-	2,676,068(7)	-	-	6,690,169	-
Continuing salary/annual incentive payments during requisite notice period	1,202,299	2,524,828	2,524,828	-	-	-
Salary differential payments in consideration for noncompetition with the Company(1)	721,379	-	721,379	-	-	-
Continuing health, welfare and retirement benefits(2)	578,755	868,132	868,132	-	-	-
Accelerated vesting of equity(3)	- (4)	1,198,944(5)	-	1,843,744(6)	1,843,744(6)	1,688,157(8)
Company car(10)	28,336	42,504	42,504	-	-	-
Total	2,530,769	7,310,476	4,156,843	1,843,744	8,533,913	1,688,157

Mats Wallin

Estimated Potential Payment or Benefit	Resignation without Good Reason ($)	Termination without Cause or Resignation for Good Reason ($)	Involuntary Termination for Cause ($)	Change in Control ($)	Change in Control and Termination ($)(9)	Death ($)
Lump sum cash severance payment	-	926,605(7)	-	-	2,316,512	-
Continuing salary/annual incentive payments during requisite notice period	262,427	1,023,465	1,023,465	-	-	-
Salary differential payments in consideration for noncompetition with the Company(1)	314,912	-	314,912	-	-	-
Continuing health, welfare and retirement benefits(2)	92,675	278,025	278,025	-	-	-
Accelerated vesting of equity(3)	- (4)	463,532(5)	-	712,909(6)	712,909(6)	652,744(8)
Company car(10)	8,786	26,357	26,357	-	-	-
Total	678,800	2,717,984	1,642,759	712,909	3,029,421	652,744

George Chang

Estimated Potential Payment or Benefit	Resignation without Good Reason ($)	Termination without Cause or Resignation for Good Reason ($)	Termination for Cause ($)	Change in Control ($)	Change in Control and Qualifying Termination ($)(9)	Death ($)
Lump sum cash severance payment	-	1,137,352(7)	-	-	2,950,718	-
Continuing salary/annual incentive payments during requisite notice period	338,589	1,320,498	-	-	-	-
Salary differential payments in consideration for noncompetition with the Company(1)	406,307	-	406,307	-	-	-
Continuing health, welfare and retirement benefits(2)	180,549	541,647	-	-	-	-
Accelerated vesting of equity(3)	- (4)	384,579(5)	-	598,709(6)	598,709(6)	547,049(8)
Company car(10)	21,468	64,403	-	-	-
Total	946,913	3,448,479	406,307	598,709	3,549,427	547,049

Steve Fredin

Estimated Potential Payment or Benefit	Resignation without Good Reason ($)	Termination without Cause or Resignation for Good Reason ($)	Termination for Cause ($)	Change in Control ($)	Change in Control and Qualifying Termination ($)(9)	Death ($)
Lump sum cash severance payment	-	867,072(7)	-	-	2,167,680	-
Continuing salary/annual incentive payments during requisite notice period	270,000	1,053,000	-	-	-	-
Salary differential payments in consideration for noncompetition with the Company(1)	324,000	-	324,000	-	-	-
Continuing health, welfare and retirement benefits(2)	29,239	103,196	-	-	-	-
Accelerated vesting of equity(3)	- (4)	384,579(5)	-	598,709(6)	598,709(6)	547,049(8)
Company car(10)	12,001	36,003	-	-	-	-
Total	635,240	2,443,850	324,000	598,709	2,766,389	547,049

Jonas Nilsson

Estimated Potential Payment or Benefit	Resignation without Good Reason ($)	Termination without Cause or Resignation for Good Reason ($)	Involuntary Termination for Cause ($)	Change in Control ($)	Change in Control and Termination ($)(9)	Death ($)
Lump sum cash severance payment	-	595,261 (7)	-	-	1,559,513	-
Continuing salary/annual incentive payments during requisite notice period	198,420	198,420	-	-	-	-
Salary differential payments in consideration for noncompetition with the Company(1)	238,104	-	238,104	-	-	-
Continuing health, welfare and retirement benefits(2)	70,273	70,723	-	-	-	-
Accelerated vesting of equity(3)	- (4)	- (5)	-	214,130 (6)	214,130 (6)	162,470 (8)
Company car(10)	7,877	7,877	-	-	-	-
Total	514,674	871,831	238,104	214,130	1,773,643	162,470

The following footnotes apply to each of the tables above:

(1)	Reflects a monthly payment of 60% of the monthly gross salary earned as of the date of the executive’s employment termination, multiplied by 12, which is the maximum amount available to the executive pursuant to the terms of his employment agreement.

(2)	Reflects the value of the benefits disclosed in footnote (4) to the Summary Compensation table (with the exception of amounts paid as vacation supplements or settlements) that the executive would be entitled to during the requisite notice period. The estimated values are determined based on the Company’s cost of providing such benefits during 2014.

(3)	Reflects the value of unvested options and RSUs that vest (in whole or in part) upon the designated event, based on the closing price for our common stock on December 31, 2014 ($106.12). For the purpose of this calculation, outstanding unvested options having an exercise price greater than the closing price of our common stock on such date have a value of $0.

(4)	As discussed above, upon a voluntary termination, the executive would be entitled to receive his compensation and benefits during the 12-month (or 6-month) notice period, including any equity awards that would vest during such period. However, per the terms of the RSU agreements, the RSUs will not continue to vest if the executive has given notice of termination. The value of the equity awards upon a voluntary termination does not assume that any in-the-money options that would vest during the requisite notice period would necessarily be exercised. Accordingly, the value of the equity awards upon a voluntary termination is assumed to be $0.

(5)	As discussed above, upon an involuntary termination, the executive would be entitled to receive his compensation and benefits during the 18-month (or 12-month) notice period, including any equity awards that would vest during such period. The value of the equity awards upon an involuntary termination reflects the value of the RSUs that would vest during the 18-month (or 12-month) period following December 31, 2014, but does not assume that any in-the-money options that would vest would necessarily be exercised.

(6)	Upon a change in control, all options and RSUs vest in full. The value of the equity awards upon a change in control reflects the value of all unvested stock options and RSUs on December 31, 2014, and assumes a cash settlement of all unvested options.

(7)	For purposes of calculating the lump sum payment, the bonus paid for 2013 was used, which is the greater of (A) the average of the annual bonuses received by the executive for the two most recent fiscal years (2013 and 2014), or (B) the annual bonus for the fiscal year immediately prior to the year of termination (2013, assuming a December 31, 2014 termination date).

(8)	Reflects the value of unvested RSUs that vest upon the executive’s termination of employment by reason of death, but does not assume that any in-the-money options that would vest would necessarily be exercised.

(9)	Qualifying termination after a change in control shall mean resignation for good reason, termination without cause or termination due to disability.

(10)	Reflects the value of the company car, fuel and parking during the requisite notice period.

Severance Arrangement with Mr. Adamson. In connection with his separation from the Company, Mr. Adamson has received or will receive the following severance benefits: (i) continued salary, bonus and benefits through October 14, 2015, with a value of approximately $540,423, and (ii) a lump sum cash severance payment of $614,236, payable on October 14, 2015. In addition, Mr. Adamson’s RSUs granted in 2012 will vest on their scheduled vesting date (February 22, 2015) and his stock options granted in 2014 will become exercisable on their scheduled vesting date (February 20, 2015), with a combined value of approximately of $196,676.

ITEM 2 - ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

Pursuant to Section 14A of the Exchange Act, Autoliv stockholders are entitled to cast an advisory vote on the Company’s executive compensation program. As discussed in the Compensation Discussion and Analysis beginning on page 22 of this Proxy Statement, our compensation system plays a significant role in the Company’s ability to attract, retain, and motivate management talent, which the Board believes is necessary for the Company’s long-term success. The Board believes that its current compensation program directly links executive compensation to performance, aligning the interests of the Company’s executive officers with those of its stockholders.

The Board invites you to review carefully the Compensation Discussion and Analysis beginning on page 22 of this Proxy Statement and the tabular and other disclosures on compensation under Executive Compensation beginning on page 37 of this Proxy Statement, and cast a vote either to endorse or not endorse the Company’s compensation of its named executive officers through the following resolution:

“Resolved, that stockholders approve the compensation of the Company’s named executive officers, including the Company’s compensation practices and principles, as discussed and disclosed in the Compensation Discussion and Analysis, the executive compensation tables, and any narrative executive compensation disclosure contained in this Proxy Statement.”

While the vote does not bind the Board to any particular action, the Board values the input of our stockholders and will take into account the outcome of this vote in considering future compensation arrangements. The next advisory vote on executive compensation will be held at the 2016 annual meeting of stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL

TO APPROVE NAMED EXECUTIVE COMPENSATION ON A NON-BINDING BASIS.

ITEM 3 - RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee of the Board has appointed Ernst & Young AB as the independent accounting firm for the Company’s fiscal year ending December 31, 2015. The committee has been advised that Ernst & Young AB has no relationship with the Company or its subsidiaries other than that arising from the firm’s employment as accountants.

In accordance with directions of the Audit Committee, this appointment is being presented to the stockholders for ratification at the Annual Meeting. While ratification by stockholders of this appointment is not required by law or the Restated Certificate of Incorporation or the By-Laws, the Audit Committee and management believe that such ratification is desirable. In the event this appointment is not ratified by the affirmative vote of a majority of shares present or represented by proxy and entitled to vote on the appointment at the Annual Meeting, the Audit Committee will consider that fact when it selects its independent auditors for the following year.

Ernst & Young AB has been the independent accounting firm for the Company since May 1997. Ernst & Young AB has been the independent auditors for Autoliv AB since 1984. Audit services provided to the Company by Ernst & Young AB during 2014 consisted of the examination of the financial statements of the Company and its subsidiaries for that year and the preparation of various reports based thereon.

The Company has been advised that a representative of Ernst & Young AB will attend the Annual Meeting to respond to appropriate questions and will be afforded the opportunity to make a statement if the representative so desires.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL

TO RATIFY THE APPOINTMENT OF ERNST & YOUNG AB AS THE COMPANY’S INDEPENDENT AUDITORS.

Audit Fees

The aggregate fees billed by Ernst & Young AB for professional services rendered for the audit of the Company’s annual financial statements for the fiscal years ended December 31, 2014 and 2013, including the reviews of the financial statements included in the Company’s Annual Reports on Form 10-K for those fiscal years, were $7,335,000 and $7,054,000, respectively.

Audit-Related Fees

The aggregate fees billed by Ernst & Young AB for audit-related services for the fiscal years ended December 31, 2014 and 2013 were $135,000 and $209,000, respectively. Services for Audit-Related Fees consisted mainly of reviews of benefit plans and other attestation services other than audit of financial statements.

Tax Fees

The aggregate fees billed by Ernst & Young AB for professional services rendered for tax compliance, tax advice and tax planning for the fiscal years ended December 31, 2014 and 2013 were $0.

Audit Fees, Audit-Related Fees, and Tax Fees are calculated in accordance with Autoliv’s average exchange rates for 2014 or 2013, as applicable.

All Other Fees

Ernst & Young AB billed no fees related to any other services for the fiscal years ended December 31, 2014 and 2013.

Audit Committee Pre-Approval Policies

The Audit Committee has adopted guidelines for the provision of audit and non-audit services by Ernst & Young AB, including requiring Audit Committee pre-approval of any such audit and non-audit services. In developing these guidelines, the Audit Committee took into consideration the need to ensure the independence of Ernst & Young AB while recognizing that Ernst & Young AB may possess the expertise on certain matters that best positions it to provide the most effective and efficient services on certain matters unrelated to accounting and auditing. On balance, the Audit Committee will only pre-approve the services that it believes enhance the Company’s ability to manage or control risk. The Audit Committee was also mindful of the relationship between fees for audit and non-audit services in deciding whether to pre-approve any such services and may determine, for each fiscal year, the appropriate ratio between the total amount of fees for audit, audit-related and tax services, and the total amount of fees for permissible non-audit services (excluding tax services). The guidelines provide for the pre-approval by the Audit Committee of described services to be performed, such as audit, audit-related, tax and other permissible non-audit services. Approval of audit and permitted non-audit services may also be made by the chairperson of the Committee, and the person granting such approval must report such approval to the Committee at the next scheduled meeting.

The Audit Committee has considered the audit, audit-related, tax and all other services discussed above and additional information provided to the Company by Ernst & Young AB and determined that the provision of these services is compatible with the independence of Ernst & Young AB. The Audit Committee pre-approved all such services in 2014.

ITEM 4 - DISCRETIONARY VOTING OF PROXIES ON OTHER MATTERS

For business to be properly brought before an annual stockholders meeting by a stockholder, timely advance written notice thereof must be received by the Secretary of the Company at its principal executive offices in accordance with the By-Laws, a copy of which may be obtained by written request to the Company’s Secretary or on the Company’s website at www.autoliv.com – About Us – Governance – Certificate and By-Laws. No such notices were received for the 2015 Annual Meeting.

Should any other matter requiring a vote of the stockholders be properly brought before the Annual Meeting, the proxy form confers upon the person or persons entitled to vote the shares represented by such proxies discretionary authority to vote such shares in respect of any such matter in accordance with their best judgment, to the extent permitted by applicable law and the listing standards of the NYSE, see “How Your Shares Will Be Voted” on page 1 of this Proxy Statement.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

The members of the Board, the executive officers of the Company and persons who hold more than 10% of our common stock (collectively, the “Reporting Persons”) are subject to the reporting requirements of Section 16(a) of the Exchange Act, which require them to file reports with respect to their ownership of the Company’s securities on Form 3 and transactions in the Company’s securities on Forms 4 or 5. Based solely on its review of the copies of such forms received by it and written representations from the Company’s executive officers and directors, the Company believes that, for the fiscal year ended December 31, 2014, the Section 16(a) filing requirements were complied with by all the Reporting Persons during and with respect to such year.

Stockholder Proposals for 2016 Annual Meeting

Proposals Pursuant to Rule 14a-8. Under Rule 14a-8(e) of the Exchange Act, stockholder proposals intended to be presented at the 2016 annual stockholders meeting must be received by us on or before November 24, 2015 to be eligible for inclusion in our proxy statement and proxy card related to that meeting. Only proper proposals under Rule 14a-8 of the Exchange Act that are timely received will be included in the proxy statement and proxy card for the 2016 annual stockholders meeting.

Proposals Pursuant to our By-Laws. Under our By-Laws, in order to bring any business before the stockholders at the 2016 annual stockholders meeting, other than proposals that will be included in our proxy statement, you must comply with the procedures described below. In addition, you must notify us in writing, and such notice must be delivered to or mailed and received by our Secretary no earlier than the close of business on February 5, 2016 and no later than the close of business on March 6, 2016.

A stockholder’s notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and record address of the stockholder proposing such business and the beneficial owner, if any, on whose behalf the proposal is submitted, (c) the class and number of shares of the Company which are beneficially owned by the stockholder and the beneficial owner, if any, on whose behalf the proposal is submitted, and (d) any material interest of the stockholder in such business.

Nominations Pursuant to our By-Laws. Under our By-Laws, in order to nominate a director for election to the Board, stockholders must comply with the notice procedures and requirements found in Article II, Section 6 of such By-Laws, a copy of which may be obtained by written request to the Company’s Secretary or on the Company’s website at www.autoliv.com – About Us – Governance – Certificate and By-Laws.

By Order of the Board

Fredrik Peyron

Group Vice President Legal Affairs,

General Counsel and Secretary

March 23, 2015

Stockholm, Sweden

Autoliv, Inc.

Mailing address: Box 70381, SE-107 24 Stockholm, Sweden

Visiting addresses: Vasagatan 11, SE-111 20 Stockholm, Sweden

Klarabergsviadukten 70, Section C, 6th floor Stockholm, Sweden

Tel: +46 8 587 206 00; Fax +46 8 24 44 93

Company website: www.autoliv.com

Investor relations:

Sweden Tel: +46 8 587 206 27 U.S. Tel: +1 (248) 223 8107

MMMMMMMMMMMM MMMMMMMMMMMMMMM C123456789 IMPORTANT ANNUAL MEETING INFORMATION 000004 000000000.000000 ext 000000000.000000 ext ENDORSEMENT_LINE SACKPACK 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 9:00 a.m., Eastern Time, on May 5, 2015. Vote by Internet • Go to www.envisionreports.com/ALV • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message Annual Meeting Proxy Card 1234 5678 9012 345 q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q A Proposals — The Board of Directors recommends a vote FOR all nominees and FOR Proposals 2 and 3. 1. Election of Directors: For Withhold For Withhold For Withhold 01 - Aicha Evans 02 - David E. Kepler 03 - Xiaozhi Liu 04 - George A. Lorch 05 - Kazuhiko Sakamoto 06 - Wolfgang Ziebart 2. Advisory Vote on Autoliv, Inc.’s 2014 Executive Compensation. For Against Abstain 3. Ratification of Ernst & Young AB as independent auditors of the company for the fiscal year ending December 31, 2015. For Against Abstain In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or at any adjournment or postponement thereof to the extent permitted by applicable law and the listing requirements of the New York Stock Exchange. This will allow your proxy to address currently unforeseen matters that may arise during the meeting as well as matters incidental to the conduct of the meeting. For more information see “Voting of Shares” in the Proxy Statement. B Non-Voting Items Change of Address — Please print new address below. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. MMMMMMMC 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND 1 U P X 2 3 2 5 6 7 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 020HND .

Dear Stockholder: Stockholders of Autoliv, Inc. can take advantage of several services available through our transfer agent, Computershare Trust Company, N.A. These services include: Vote by Internet Stockholders may vote their shares via the Internet by following the directions on the reverse side of this card. Votes may be cast by Internet up until 9:00 a.m. Eastern Time on the day of the Annual Meeting. Internet Account Access Stockholders may access their accounts on-line at www.computershare.com. Among the services offered through Account Access, dividend payment histories can be viewed, address changes requested, tax identification numbers certified and Direct Deposit requested. Direct Deposit of Dividends Autoliv encourages stockholders to authorize the electronic deposit of the quarterly dividends payments directly into their checking or savings account. To enroll, please mail your request along with a copy of your voided check to Computershare at the address noted below, or logon to your account at www.computershare.com. Transfer Agent Contact Information Computershare Investor Services Telephone Inside the USA: (800) 446-2617 P.O. BOX 30170 Telephone Outside the USA: (781) 575-2879 College Station, TX, 77842 TD/TTY for Hearing Impaired: (800) 952-9245 q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proxy — Autoliv, Inc. This proxy is solicited on behalf of the Board of Directors of Autoliv, Inc. for use at the Annual Meeting of Stockholders to be held May 5, 2015 and at any adjournment or postponement thereof. The undersigned hereby revokes all proxies and appoints Jan Carlson and Fredrik Peyron, with full power of substitution, to attend the Annual Meeting of Autoliv, Inc. to be held on Tuesday, May 5, 2015 at 9:00 a.m. local time at The Langham Chicago, 330 North Wabash Avenue, Chicago, Illinois 60611, USA and at any adjournment or postponement thereof and to vote as specified in this proxy all the shares of Autoliv, Inc. common stock which the undersigned would be entitled to vote if personally present upon all subjects that may properly come before the meeting. In their discretion, Mr. Carlson and Mr. Peyron are also authorized to vote upon such other matters as may properly come before the meeting. Management is not presently aware of any such matters to be presented for action. If any nominee should become unavailable for election prior to the meeting, the proxies will vote for the election of a substitute nominee or nominees proposed by the Board of Directors. If specific voting instructions are not given with respect to matters to be acted upon and the signed card is returned, the proxies will vote in accordance with the directors’ recommendations and at their discretion on any other matters that may properly come before the meeting to the extent permitted by applicable law and the listing requirements of the New York Stock Exchange. This will allow your proxy to address currently unforeseen matters that may arise during the meeting as well as matters incidental to the conduct of the meeting. For more information see “Voting of Shares” in the Proxy Statement. If you do not sign and return a proxy, submit a proxy by telephone or Internet or attend the meeting and vote by ballot, shares that you own directly cannot be voted. The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted in accordance with the recommendation of the Board of Directors, FOR the election of the nominees to the Board and FOR proposal 2 and FOR proposal 3. Your vote is important! Please sign and date this card on the reverse side and return promptly in the enclosed postage-paid envelope or utilize the Vote by Phone or Vote by Net service to cast your vote. (Continued and to be dated and signed on reverse side.)

IMPORTANT ANNUAL MEETING INFORMATION 00004 NNNNNNNNNNNN CN12N345N678N90 NN 0 ENDORSEMENT LINE SACKPACK MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Vote by Internet • Go to www.envisionreports.com/ALV • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Stockholder Meeting Notice & Admission Ticket 1234 5678 9012 345 Important Notice Regarding the Availability of Proxy Materials for the Autoliv, Inc. Stockholder Meeting to be Held on May 5, 2015 Pursuant to Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual stockholders’ meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important! This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The proxy statement and annual report to stockholders are available at: www.envisionreports.com/ALV Easy Online Access — A Convenient Way to View Proxy Materials and Vote When you go online to view materials, you can also vote your shares. Step 1: Go to www.envisionreports.com/ALV to view the materials. Step 2: Click on Cast Your Vote or Request Materials. Step 3: Follow the instructions on the screen to log in. Step 4: Make your selection as instructed on each screen to select delivery preferences and vote. When you go online, you can also help the environment by consenting to receive electronic delivery of future materials. Obtaining a Copy of the Proxy Materials – If you want to receive a paper or email copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side on or before April 24, 2015 to facilitate timely delivery. 020HPD C O Y + . IMPORTANT ANNUAL MEETING INFORMATION 00004 NNNNNNNNNNNN CN12N345N678N90 NN 0 ENDORSEMENT LINE SACKPACK MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Vote by Internet • Go to www.envisionreports.com/ALV • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Stockholder Meeting Notice & Admission Ticket 1234 5678 9012 345 Important Notice Regarding the Availability of Proxy Materials for the Autoliv, Inc. Stockholder Meeting to be Held on May 5, 2015 Pursuant to Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual stockholders’ meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important! This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The proxy statement and annual report to stockholders are available at: www.envisionreports.com/ALV Easy Online Access — A Convenient Way to View Proxy Materials and Vote When you go online to view materials, you can also vote your shares. Step 1: Go to www.envisionreports.com/ALV to view the materials. Step 2: Click on Cast Your Vote or Request Materials. Step 3: Follow the instructions on the screen to log in. Step 4: Make your selection as instructed on each screen to select delivery preferences and vote. When you go online, you can also help the environment by consenting to receive electronic delivery of future materials. Obtaining a Copy of the Proxy Materials – If you want to receive a paper or email copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side on or before April 24, 2015 to facilitate timely delivery. 020HPD C O Y + .

Stockholder Meeting Notice & Admission Ticket

Here's how to order a copy of the proxy materials and select a future delivery preference:

Paper copies: Current and future paper delivery requests can be submitted via the telephone, Internet or email options below.

Email copies: Current and future email delivery requests must be submitted via the Internet following the instructions below. If you request an email copy of current materials you will receive an email with a link to the materials.

PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a set of proxy materials.

→ **Internet** – Go to **www.envisionreports.com/ALV**. Click Cast Your Vote or Request Materials. Follow the instructions to log in and order a copy of the current meeting materials and submit your preference for email or paper delivery of future meeting materials.

→ **Telephone** – Call us free of charge at 1-866-641-4276 and follow the instructions to log in and order a paper copy of the materials by mail for the current meeting. You can also submit a preference to receive a paper copy for future meetings.

→ **Email** – Send email to investorvote@computershare.com with "Proxy Materials Order" in the subject line. In the message, include your full name and address, the number located in the shaded bar on the reverse and state that you want to receive a paper copy of current meeting materials.

To facilitate timely delivery, all requests for a paper copy of the proxy materials must be received by April 24, 2015.

020HPD

Stockholder Meeting Notice & Admission Ticket Autoliv, Inc.’s Annual Meeting of Stockholders will be held on May 5, 2015 at The Langham Chicago, 330 North Wabash Avenue, Chicago, Illinois 60611, USA, at 9:00 a.m. Local Time. Proposals to be voted on at the meeting are listed below along with the Board of Directors’ recommendations. The Board of Directors recommends that you vote FOR all nominees and FOR proposals 2 and 3. 1. Election of six directors to the Board of Directors for a term of office expiring on the date of the 2016 Annual Meeting of Stockholders: Aicha Evans, David E. Kepler, Xiaozhi Liu, George A. Lorch, Kazuhiko Sakamoto and Wolfgang Ziebart. 2. Advisory Vote on Autoliv, Inc.’s 2014 Executive Compensation. 3. Ratification of Ernst & Young AB as independent auditors of the company for the fiscal year ending December 31, 2015. PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must vote online or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please bring this notice and identification with you.